UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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    McGrath RentCorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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McGRATH RENTCORP

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 8, 2010

To the Shareholders of McGrath RentCorp:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) of McGrath RentCorp, a California corporation (the “Company”), will be held at the Company’s principal executive offices located at 5700 Las Positas Road, Livermore, California 94551, on Tuesday, June 8, 2010, at 2:00 p.m., local time. Shareholders who are unable to attend may listen to a live webcast of the Annual Meeting on the Company’s website at www.mgrc.com under the Investor Relations section. The Annual Meeting will be held for the following purposes:

1. To elect six (6) directors of the Company to serve until the 2011 annual meeting of shareholders or until their successors are elected and qualified;

2. To ratify the appointment of Grant Thornton LLP as the independent auditors for the Company for the year ending December 31, 2010; and

3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement which is attached and made a part hereof.

The Board of Directors of the Company has fixed the close of business on April 9, 2010 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

I M P O R T A N T

Shareholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card using the enclosed return envelope, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy card issued in your name from such broker, bank or other nominee.

If you hold your shares in a brokerage account, your shares will not be voted in the election of directors unless you provide explicit instructions to your broker as to how you wish to vote your shares. Under a recent change to a New York Stock Exchange rule governing discretionary voting of proxies by the exchange’s members, your broker will no longer be permitted to vote shares with respect to the election of directors without voting instructions from the beneficial owner of such shares.

By Order of the Board of Directors,

Randle F. Rose

Senior Vice President,

Chief Administrative Officer and Secretary

Livermore, California

April 20, 2010

McGRATH RENTCORP

5700 Las Positas Road

Livermore, California 94551

PROXY STATEMENT

FOR 2010 ANNUAL MEETING OF SHAREHOLDERS

General Information

This proxy statement (this “Proxy Statement”) is made available to the shareholders of McGrath RentCorp, a California corporation (the “Company”), in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors”) of proxies in the accompanying form for use in voting at the 2010 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Tuesday, June 8, 2010, at 2:00 p.m., local time, at the Company’s principal executive offices located at 5700 Las Positas Road, Livermore, California 94551, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

The Company expects to mail this Proxy Statement and the enclosed form of proxy to shareholders on or about April 27, 2010.

The rules of the Securities and Exchange Commission (the “SEC”) require us to notify our shareholders of the availability of our proxy materials through the Internet.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on Tuesday, June 8, 2010

Our Proxy Statement and 2009 Annual Report to Shareholders are available at

https://materials.proxyvote.com/580589

The following questions and answers provide important information about the Annual Meeting and this Proxy Statement:

Where are the Company’s principal executive offices located and what is the Company’s main telephone number?

The Company’s principal executive offices are located at 5700 Las Positas Road, Livermore, California 94551. The Company’s main telephone number is (925) 606-9200.

What matters will be considered at the Annual Meeting?

Shareholders will vote on the following items at the Annual Meeting:

•	the election as directors of the six (6) nominees named in this Proxy Statement (Proposal No. 1);

•	the ratification of the appointment of Grant Thornton LLP as the independent auditors for the Company for the year ending December 31, 2010 (Proposal No. 2); and

•	such other business that may properly come before the Annual Meeting and any adjournment or postponement thereof.

How does the Board of Directors recommend that shareholders vote on these matters?

The Board of Directors believes that the election of the nominated directors and the ratification of the appointment of Grant Thornton LLP are in the best interests of the Company and its shareholders and, accordingly, recommends a vote “FOR” the approval of each of these proposals.

How are proxy materials being made available to shareholders?

The SEC has adopted amendments to the proxy rules that change how companies must provide proxy materials. These rules are often referred to as “Notice and Access.” Under the Notice and Access model, a company may select either of the following two options for making proxy materials available to shareholders:

•	the full set delivery option; or

•	the notice only option.

Full Set Delivery Option

Under the full set delivery option, a company delivers all proxy materials to its shareholders as it would have done prior to the change in the rules. This can be by mail or, if a shareholder has previously agreed, by e-mail. In addition to delivering proxy materials to shareholders, a company must post all proxy materials on a publicly-accessible website and provide information to shareholders about how to access that website. The Company’s proxy materials are available on the following website: https://materials.proxyvote.com/580589.

Notice Only Option

Under the notice only delivery option, a company must post all its proxy materials on a publicly accessible website. However, instead of delivering its proxy materials to shareholders, the company instead delivers a one-page notice of internet availability of proxy materials which includes, among other matters:

•	information regarding the date, time and location of the annual meeting of shareholders as well as the items to be considered at the meeting;

•	information regarding the website where the proxy materials are posted; and

•	various means by which a shareholder may request paper or e-mail copies of the proxy materials.

A company may use a single method for all its shareholders, or use full set delivery for some while adopting the notice only option for others. The Company is required to comply with these Notice and Access rules in connection with its Annual Meeting, and has elected to use the full set delivery option under the rules in connection with this year’s Annual Meeting.

Although the Company has elected to use the full set delivery option, we may choose to use the notice only option in the future. By reducing the amount of materials that a company needs to print and mail, the notice only option provides an opportunity for cost savings as well as conservation of natural resources. However, many companies that have used the notice only option have also experienced a lower participation rate—meaning that fewer shareholders voted at these companies’ annual meetings. The Company plans to continue to evaluate the future possible cost savings and environmental impact as well as the potential impact on shareholder participation in its consideration of the notice only option in the future.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered the shareholder of record with respect to those shares, and the proxy materials were sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

How do I vote?

You may vote by signing and dating each paper proxy card you received and returning it in the prepaid envelope. The enclosed proxy will be voted in accordance with the instructions thereon. Unless otherwise stated, all shares represented by such proxy will be voted as instructed. Proxies may be revoked in the manner described below.

What does it mean if I received more than one proxy card?

If you received more than one proxy card, it may mean that you hold shares registered in more than one account. If you received more than one paper proxy card, sign and return each proxy card you received to ensure that all of your shares are voted. If you have any questions regarding your share information or address appearing on the paper proxy card you may call Computershare, the Company’s transfer agent, at (800) 962-4284 if you are a shareholder of record, or contact your brokerage firm, bank, broker-dealer or other similar organization if you are a beneficial owner of shares held in “street name.”

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date by signing and returning a new proxy card with a later date or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to the Company’s Corporate Secretary at 5700 Las Positas Road, Livermore, California 94551 prior to the Annual Meeting. See “May I vote my shares in person at the Annual Meeting?” below.

Who is entitled to vote?

The close of business on April 9, 2010 has been fixed as the record date (the “Record Date”) for determining the holders of shares of common stock of the Company (“Common Stock”) entitled to notice of and to vote at the Annual Meeting.

What constitutes a quorum?

As of the close of business on the Record Date, the Company had 23,917,291 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority of these shares of Common Stock, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

How are votes counted and who will count the votes?

Each outstanding share of Common Stock on the Record Date is entitled to one vote on each matter. However, every shareholder voting for the election of directors may cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of directors to be elected (six) multiplied by the number of shares held, or may distribute such shareholder’s votes on the same principle among as many candidates as the shareholder may select. However, no shareholder shall be entitled to cumulate votes for any candidate unless the candidate’s name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the Annual Meeting prior to the voting of the intention to cumulate such shareholder’s votes. The proxy holders are given discretionary authority, under the terms of the proxy, to cumulate votes represented by shares for which they are named in the proxy. In electing directors, the six candidates receiving the highest number of affirmative votes shall be elected.

An automated system administered by Computershare will tabulate votes cast by proxy and Randle F. Rose, the Company’s Secretary, will act as the inspector of elections to tabulate votes cast in person at the Annual Meeting.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation and certification of votes; and

•	to facilitate a successful proxy solicitation.

Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Company’s management and the Board of Directors.

How are abstentions and broker “non-votes” treated?

Under the General Corporation Law of the State of California, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting. However, abstentions are not included in determining the number of shares voting on the proposals submitted to shareholders. Generally, a broker “non-vote” occurs when a nominee (such as a brokerage firm, bank, broker-dealer, or other similar organization) holding shares for a beneficial owner in “street name” does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. Broker “non-votes,” and shares as to which proxy authority has been withheld with respect to any matter, are not deemed to be entitled to vote for purposes of determining whether shareholders’ approval of that matter has been obtained.

What is the voting requirement to approve each of the proposals?

With respect to Proposal No. 1 of this Proxy Statement, a plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected for that slot. You may vote “FOR” or “WITHHELD” with respect to the election of directors. Only votes “FOR” or “WITHHELD” are counted in determining whether a plurality has been cast in favor of a director. Abstentions and broker “non-votes” will have no effect on such proposal. Brokerage firms, banks, broker-dealers and other nominees holding shares for holders who have not given specific voting instructions are not permitted to vote in their discretion with respect to Proposal No. 1. If you do not instruct your broker how to vote, your broker may not vote with respect to this proposal and these votes will be counted as broker “non-votes,” as is described in “What happens if I do not give specific voting instructions?” below. Our Corporate Governance Guidelines, as amended and restated by the Board of Directors on December 11, 2009, set forth our procedures if a director-nominee is elected, but receives a majority of “WITHHELD” votes. In an uncontested election, any director nominee who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance and Nominating Committee is required to make recommendations to the Board of Directors with respect to any such letter of resignation. The Board of Directors is required to take action with respect to this recommendation within 90 days following certification of the shareholder vote and to disclose its decision-making process.

With respect to Proposal No. 2 of this Proxy Statement, the affirmative vote of a majority of the shares of Common Stock represented and voting at the Annual Meeting is required for ratification of the independent auditors. Abstentions will have the same effect as voting against this proposal. As brokerage firms, banks, broker-dealers and other nominees holding shares for holders who have not given specific voting instructions are permitted to vote in their discretion with respect to Proposal No. 2, there will not be any broker “non-votes” with respect to such proposal. See “What happens if I do not give specific voting instructions?” below.

What happens if I do not give specific voting instructions?

For Shares Directly Registered in the Name of the Shareholder:    If you return your signed proxy but do not indicate your voting preferences, the Company will vote on your behalf “FOR” the election of the nominated directors and “FOR” the ratification of the appointment of Grant Thornton LLP. If any other matter properly comes before the shareholders for a vote at the Annual Meeting, the proxy holders will vote your shares in accordance with their best judgment.

For Shares Registered in the Name of a Brokerage Firm, Bank, Broker-Dealer or Other Similar Organization:    If your shares are held in street name, your brokerage firm, bank, broker-dealer or nominee will ask you how you want your shares to be voted. If you provide voting instructions, your shares must be voted as you direct. If you do not furnish voting instructions with respect to shares registered in the name of organizations that are not governed by New York Stock Exchange (“NYSE”) Rule 452, those shares will not be voted at the meeting because such organizations do not have discretionary voting power. If you do not furnish voting instructions to brokerage firms that are governed by NYSE Rule 452, one of two things can happen, depending upon whether a proposal is “routine.” Under NYSE Rule 452, brokerage firms have discretion to cast votes on routine matters, such as the ratification of the appointment of an independent auditor, without voting instructions from their clients. Brokerage firms are not permitted, however, to cast votes on “non-routine” matters, such as the election of directors, without such voting instructions.

May I vote my shares in person at the Annual Meeting?

For Shares Directly Registered in the Name of the Shareholder:    Yes. However, we encourage you to vote by proxy card even if you plan to attend the Annual Meeting. If you wish to give a proxy to someone other than the individuals named as proxies on the enclosed proxy card, you may cross out the names appearing on the enclosed proxy card, insert the name of some other person, sign the card and give the proxy card to that person for use at the Annual Meeting.

For Shares Registered in the Name of a Brokerage Firm or Bank:    Yes, but in order to do so you will first have to ask your bank, broker or other intermediary to furnish you with a legal proxy. You will need to bring the legal proxy with you to the Annual Meeting and hand it in with a signed ballot that you can request at the Annual Meeting. You will not be able to vote your shares at the Annual Meeting without a legal proxy and a signed ballot.

Your attendance at the Annual Meeting in and of itself will not automatically revoke a proxy that was submitted earlier by mail.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of elections and reported in a Form 8-K within four business days after the end of the Annual Meeting.

Who pays for this proxy solicitation?

The Company will bear the entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this Proxy Statement, the proxy and any additional soliciting material furnished to shareholders. Arrangements will be made with brokerage firms, banks, broker-dealers, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and these entities may be reimbursed by the Company for their expenses. Proxies may be solicited by directors, officers or employees of the Company in person or by telephone, e-mail or other means. No additional compensation will be paid to such individuals for these services.

What is the deadline for receipt of shareholder proposals?

Requirements for Shareholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials.    Shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and intended to be presented at the annual meeting of the Company’s shareholders to be held in 2011 must be received by the Company no later than December 28, 2010 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

Discretionary Authority.    The proxies to be solicited by the Board of Directors for the 2011 annual meeting of the Company’s shareholders will confer discretionary authority on the proxyholders to vote on any shareholder proposal presented at such annual meeting if the Company fails to receive notice of such proposal by March 14, 2011.

Householding of Annual Meeting Materials

Some brokerage firms, banks, broker-dealers, or other nominees who are record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one copy of the proxy materials will be sent to your household regardless of the number of shareholders who reside there. We will promptly deliver a separate copy of these documents without charge to you upon written request to McGrath RentCorp, 5700 Las Positas Road, Livermore, California 94551 Attn: Investor Relations. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your brokerage firm, bank, broker-dealer or other nominee who is a record holder, or you may contact us at the address and phone number listed above.

Financial and Other Information

We are required to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our Internet website at www.mgrc.com under the Investor Relations section or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including our annual report on Form 10-K for the fiscal year ended December 31, 2009 and filed with the SEC on February 26, 2010 (the “2009 Annual Report”), without charge to any shareholder upon written request to McGrath RentCorp, 5700 Las Positas Road, Livermore, California 94551 Attn: Investor Relations.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s bylaws authorize the number of directors to be not less than five (5) and not more than nine (9). The number of directors on the Board of Directors is currently fixed at six (6). Each director serves a one-year term. The Board of Directors is currently composed of the following six (6) directors whose terms will expire upon the election and qualification of directors at the Annual Meeting: William J. Dawson, Robert C. Hood, Dennis C. Kakures, Robert P. McGrath, Dennis P. Stradford and Ronald H. Zech. At each annual meeting of shareholders, directors will be elected for full terms of one year to succeed those directors whose terms are expiring.

At the Annual Meeting, the shareholders will elect six (6) directors. Messrs. Dawson, Hood, Kakures, McGrath, Stradford and Zech have each been nominated to serve a one-year term, until the annual meeting of shareholders to be held in 2011, until their successors are elected or appointed and qualified, or until their earlier death, resignation or removal. The Board of Directors has no reason to believe that any of Messrs. Dawson, Hood, Kakures, McGrath, Stradford or Zech will be unable or unwilling to serve as a nominee or as a director if elected.

Nominees

The names of the nominees and certain information about them are set forth below.

Name of Nominee	Age	Principal Occupation	Director Since
William J. Dawson	55	Chief Financial Officer of Catalyst Biosciences, Inc.	1998

Robert C. Hood	69	Former Executive Vice President and Chief Financial and Administrative Officer of Excite, Inc.	1999

Dennis C. Kakures	53	Chief Executive Officer and President of the Company	2003

Robert P. McGrath	76	Chairman Emeritus of the Board of Directors of the Company	1979

Dennis P. Stradford	63	Former Chairman, President and Chief Executive Officer of Nomis Solutions, Inc.	2002

Ronald H. Zech	66	Chairman of the Board of Directors of the Company	1989

William J. Dawson was elected a director of the Company in 1998. Mr. Dawson is Chief Financial Officer at Catalyst Biosciences, Inc., a privately-held biotechnology company, which he joined in March 2010. He was Vice President, Finance and Chief Financial Officer with Cerus Corporation, a publicly held biopharmaceutical company from August 2004 to April 2009. At Cerus, Mr. Dawson completed two rounds of equity financing, helped spin-off a non-strategic asset to a syndicate of venture capital firms, and guided financial aspects of the company’s commercial expansion in Europe, while building an international finance and accounting organization and leading an upgrade of the corporate accounting system, SEC reporting, and compliance with the Sarbanes-Oxley Act. Prior to joining Cerus, he spent a total of 26 years in senior financial positions at companies in biotechnology, healthcare services and information technology, investment banking, energy and transportation, where he was responsible for strategic, business and financial planning, SEC reporting, investor relations, and numerous equity, debt and structured financings, mergers and acquisitions, and advisory assignments. As an investment banker, Mr. Dawson assisted in three public equity offerings for McGrath RentCorp, beginning with its initial public offering in 1984. He also serves on the board of directors of Wellington Trust Company, a subsidiary of Wellington Management Company, LLP, a private institutional fund management company. With his wealth of experience in financial and strategic transactions, Mr. Dawson provides significant value to the Board. Mr. Dawson received an A.B. in Mechanical Engineering from Stanford University and an M.B.A. from Harvard Business School.

Robert C. Hood was elected a director of the Company in 1999. Since 1999, he has been an independent investor. From 1996 to 1999, Mr. Hood was Executive Vice President and Chief Financial and Administrative Officer at Excite, Inc., one of the early internet portal companies. At Excite, Mr. Hood helped guide the company through its substantial growth phase, was responsible for all financial and administrative functions, spearheaded several rounds of equity financing and helped negotiate and integrate eight acquisitions. Prior to working at Excite, Mr. Hood accumulated over thirty years of business and senior-level financial experience, in both large-scale multi-national and fast growth technology companies. This experience included SEC reporting, legal affairs, human resource administration, investor relations, large-scale information systems, controllership and internal control functions, debt and equity financing, international operations, budgeting and strategic planning, acquisitions and mergers. Company affiliations included companies engaged in equipment leasing, electronic test equipment manufacturing and financial services. With his many years of senior-level business and financial experience, Mr. Hood provides valued perspective on numerous financial, administrative and strategic issues facing public companies. Mr. Hood holds an A.B. in Economics from Bates College and an M.B.A. from The Tuck School, Dartmouth College.

Dennis C. Kakures was elected a director of the Company in 2003 and became the Chief Executive Officer of the Company in 2003. Mr. Kakures has been the President of the Company since 1995. Prior to becoming Chief Executive Officer, he served as Chief Operating Officer from 1989 to 2003 and Executive Vice President from 1993 to 1995. Having started his career with McGrath RentCorp in sales in 1982, and having held roles of increasing managerial responsibility over his 27 years with the Company, Mr. Kakures provides unique insight and perspective on the Company’s business on a day-to-day basis. Mr. Kakures has been instrumental in developing and driving the strategic product and geographic expansion of the Company’s varied rental businesses since he became Chief Executive Officer in 2003. He is uniquely qualified to serve as Chief Executive Officer and as a member of the Board of Directors. Mr. Kakures received a B.S. in Marketing from California State University at Hayward.

Robert P. McGrath is the founder of the Company and Chairman Emeritus of the Board of Directors. He has been a director since the Company’s formation in 1979 and served as Chairman of the Board of Directors from 1988 until he elected to step down from that role in June 2009. From March 2003 to July 2004, Mr. McGrath served as Executive Chairman. From 1979 to March 2003, he also served as the Company’s Chief Executive Officer. He served as President from 1979 to 1994 and Chief Financial Officer from 1979 to 1993. Mr. McGrath provided the leadership to the Company that drove it from a start up to a diversified business-to-business rental company. This includes his work on a stock underwriting and secondary offerings plus several successful acquisitions. He is intimately familiar with the business, structure, history and culture of the Company and offers insights that only this experience can provide. Mr. McGrath holds a B.S. in Electrical Engineering from the University of Notre Dame.

Dennis P. Stradford was elected a director of the Company in 2002. Mr. Stradford served on the Company’s Audit Committee from November 2002 until November 2003. Mr. Stradford joined Nomis Solutions, Inc., a provider of price optimization solutions to the financial services industry, as its Chairman, President and Chief Executive Officer in January 2004. He served as Chief Executive Officer until July, 2009 and Chairman until February 2010. Mr. Stradford was the Chief Executive Officer of CascadeWorks, Inc., a provider of e-procurement software to Fortune 1000 companies, from 2000 to 2003. From 1998 to 2000, he was Chief Executive Officer of SupplyBase, Inc. a provider of web-based supply-chain management software and services. From 1985 to 1997, Mr. Stradford was with Flextronics International, Ltd., a publicly traded company, and served as its Senior Vice President, Sales and Marketing. He previously held executive and sales positions with Zehntel, Inc. and International Business Machines Corp. With his wealth of experience in senior management, Mr. Stradford brings to the Board considerable expertise on strategic, operational, and sales and marketing issues. Mr. Stradford holds a B.A. from San Jose State University and an M.A., M. Div. from St. Patrick’s University.

Ronald H. Zech was elected a director of the Company in 1989 and elected to the position of non-executive Chairman of the Board of Directors in June 2009. He is also Chairman of our Corporate Governance and Nominating Committee and a member of our Audit Committee. He retired in 2005 as Chairman and Chief Executive Officer of GATX Corporation, a NYSE listed company, and leading provider of lease financing and related services to customers operating rail, marine, and other targeted assets. Mr. Zech was elected Chairman of GATX Corporation in April 1996, Chief Executive Officer in January 1996, and President in July 1994. Prior to that time he had served both as President and Chief Financial Officer of GATX Capital Corporation and as an officer with a major international bank. He also serves on the board of The PMI Group, a leading provider of mortgage insurance, where he is Vice Chair of both the Compensation and Governance and Nominating Committees. His experiences in these senior management and financial roles have included a wide range of activities associated with the management of a public company. Accordingly, he brings to the Board a valued perspective on many issues faced by the Company. He holds a B.S. in Electrical Engineering from Valparaiso University and an M.B.A. from the University of Wisconsin.

Required Vote

The nominees will be elected by a plurality of the votes cast. Abstentions and broker “non-votes” will not be counted toward the nominees’ total. However, under our Corporate Governance Guidelines, in an uncontested election, any nominee for director who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election (a “Majority Withheld Vote”) is required to tender his or her resignation following certification of the shareholder vote.

The Corporate Governance and Nominating Committee shall consider the resignation offer and recommend to the Board of Directors whether to accept it. The Board of Directors will act on the Corporate Governance and Nominating Committee’s recommendation within 90 days following certification of the shareholder vote. The Board of Directors will promptly disclose their decision whether to accept or reject the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the SEC.

Any director who tenders his or her resignation pursuant to this provision shall not participate in the Corporate Governance and Nominating Committee recommendation or the Board of Directors’ action regarding whether to accept the resignation offer.

If all members of the Corporate Governance and Nominating Committee receive a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee among themselves to consider the resignation offers and recommend to the Board of Directors whether to accept them; provided, however, if the only directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.

Each nominee elected as a director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information with respect to the executive officers and directors of the Company as of March 31, 2010:

Name	Age	Position Held with the Company

Dennis C. Kakures	53	Chief Executive Officer, President and Director

Joseph F. Hanna	47	Senior Vice President and Chief Operating Officer

Keith E. Pratt	47	Senior Vice President and Chief Financial Officer

Randle F. Rose	52	Senior Vice President, Chief Administrative Officer and Secretary

David M. Whitney	45	Vice President, Principal Accounting Officer and Corporate Controller

Kay Dashner	51	Vice President, Human Resources

Richard G. Brown	41	Vice President, Mobile Modular

Philip B. Hawkins	34	Vice President, TRS-RenTelco

Kristina VanTrease	40	Vice President, Portable Storage

Steven H. Adler	51	President, Adler Tank Rentals

William J. Dawson(1)(2)	55	Director

Robert C. Hood(1)(2)	69	Director

Robert P. McGrath (2)(3)	76	Chairman Emeritus of the Board of Directors

Dennis P. Stradford(1)(3)	63	Director

Ronald H. Zech(2)(3)	66	Chairman of the Board of Directors

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Corporate Governance and Nominating Committee

Robert P. McGrath, Dennis C. Kakures, William J. Dawson, Robert C. Hood, Dennis P. Stradford and Ronald H. Zech are nominees to the Board of Directors and their descriptions appear under “Proposal No. 1: Election of Directors—Nominees.”

Joseph F. Hanna was appointed Chief Operating Officer in June 2007. Prior to that, he served as Senior Vice President of Operations of the Company starting in January 2005, and he served as Vice President of Operations since joining the Company in 2003. Mr. Hanna has extensive sales and operations experience, including 12 years at SMC Corporation of America (a subsidiary of SMC Corporation, Tokyo, Japan) where he served in various leadership positions. His prior experience also includes serving as an officer in the United States Army. Mr. Hanna received a B.S. in Electrical Engineering from the United States Military Academy, West Point, New York.

Keith E. Pratt was appointed Senior Vice President of the Company in June 2007. He joined the Company in January 2006 as Vice President and was appointed Chief Financial Officer in March 2006. Most recently, he was with Advanced Fibre Communications (AFC), a public telecommunications equipment company in Petaluma, California, where he served as Senior Vice President and Chief Financial Officer. Mr. Pratt served as Chief Financial Officer from 1999 until AFC was acquired by Tellabs, Inc. at the end of 2004. He also served as Director of Corporate Development at AFC from 1997 to 1999 prior to becoming Chief Financial Officer. Prior to Mr. Pratt joining AFC, he served as Director, Strategy & Business Development Group at Pacific Telesis Group, Inc. from 1995 to 1997. Mr. Pratt has an undergraduate degree from Cambridge University in Production Engineering and an M.B.A. from Stanford University.

Randle F. Rose was appointed Senior Vice President and Chief Administrative Officer of the Company in June 2007. He joined the Company in 1997 as its Vice President of Administration and was elected Secretary of the Company in 1999. Prior to joining the Company, he served in a variety of senior finance and general management roles with Silicon Valley real estate development companies. Mr. Rose received a B.S. in Finance from San Jose State University.

David M. Whitney joined the Company as its Corporate Controller in 2000 and was elected Vice President and Principal Accounting Officer in March 2006. Previously he was Manager of Regional Accounting for The Permanente Medical Group in Oakland, California. Mr. Whitney holds a B.S. in Accounting from California State University at Hayward, and is a Certified Public Accountant.

Kay Dashner joined the Company in 2005 as the Director of Human Resources and was promoted to Vice President, Human Resources in June 2008. Previously, she held various HR leadership positions in the retail, insurance and software industries, most recently at NetSuite from April 2005 to July 2005 and BMC Software, Inc. from March 1999 to April 2005. Ms. Dashner graduated from Santa Clara University with a B.S. in Management.

Richard G. Brown was appointed Vice President of the Company and Division Manager of Mobile Modular in January 2005. He previously served as Division Manager of the Company’s modular division from July 2002 to January 2005. He joined the Company in 1992 and has served in both sales and branch management positions for the Company’s modular division. He received a B.A. in Speech Communication from California State University, Northridge and an M.B.A. from Azusa Pacific University.

Philip B. Hawkins was appointed Vice President of the Company and Division Manager of TRS-RenTelco in June 2007. He previously served as Manager, Financial Planning and Analysis from June 2004 to June 2007. Mr. Hawkins was a Senior Business Analyst for Technology Rentals and Services (TRS), an electronics equipment rental division of CIT Technologies Corporation from December 2003 until TRS was acquired by the Company in June 2004. He previously served as Director of Portfolio Management and held other leadership roles with Dell Financial Services from April 1999 to December 2003. Mr. Hawkins received B.S. degrees in Accounting, Finance and Computer Information Systems from Arizona State University.

Steven H. Adler was appointed President of Adler Tank Rentals, LLC in December 2008. In 1998, Mr. Adler founded Adler Tank Rentals, LLC which assets were acquired by the Company in December 2008. He also founded Adler Industrial Services, a roof vacuum services business, in 1993, and Sabre Manufacturing, which manufactures liquid and solid containment products, in 2005. Mr. Adler received a B.S. in Business Administration from Alfred University in New York, and a Masters Degree in International Business from Thunderbird School of Global Management in Arizona.

Kristina VanTrease was appointed Vice President of the Company and Division Manager of Mobile Modular Portable Storage in June 2009. She previously served as Director of Corporate Development from July 2007 to June 2009. She joined the Company in 1992 and has served in corporate management roles as well as sales and management positions for the Company’s TRS-RenTelco division. Ms. VanTrease received a B.S. Degree in Business Administration from San Jose State University.

Each executive officer of the Company serves at the pleasure of the Board of Directors.

Director Independence

The Board of Directors has determined that five non-employee directors on the Board of Directors, consisting of Messrs. Dawson, Hood, McGrath, Stradford, and Zech are “independent” as defined in the listing standards of the NASDAQ Stock Market, regulations of the SEC (“SEC regulations”) and any other laws applicable to the Company. Mr. Kakures, as an executive officer of the Company, is not considered independent. In making these determinations, our Board of Directors considered transactions and relationships between each director and his or her immediate family and the Company and our subsidiaries, including those reported in the section below captioned “Certain Relationships and Related Transactions.” The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that such director is independent. As a result of this review, the Board of Directors affirmatively determined, based on its understanding of such transactions and relationships, that five non-employee directors are independent of the Company and, therefore, a majority of the members of our Board of Directors is independent, under the applicable listing standards of the NASDAQ Stock Market.

Leadership Structure of the Board of Directors

Our Board is currently comprised of five independent directors and one management director. Our Corporate Governance Guidelines state the Board should remain free to decide whether the Chairman and CEO positions should be held by the same person. This allows the Board to determine the best arrangement for the Company and its shareholders, given changing circumstances of the Company and the composition of the Board. Currently the positions are separated. Mr. Zech, our non-executive chairman, has extensive knowledge and experience in a similarly complex industry from his 28 years with GATX, has a significant understanding of the Company based on his 20 years on the Board, and has a solid relationship with the other directors and management. Mr. Kakures, our Chief Executive Officer, is a seasoned leader with over 28 years of management and operational experience in the Company, clearly understands and drives its strategic growth, and interacts well with Mr. Zech and the other directors. We believe our current leadership structure is optimal at this time.

Meetings and Committees of the Board of Directors

During 2009, the Board of Directors met six times. No director attended fewer than 75% of the aggregate of either (i) the total number of meetings of the Board of Directors held during the period for which he was a director, or (ii) the total number of committee meetings of the Board of Directors held in 2009 on which he served. All six directors attended the 2009 annual meeting of shareholders. All directors are expected to attend the Annual Meeting. The standing committees of the Board of Directors currently include the Compensation Committee, the Audit Committee and the Corporate Governance and Nominating Committee.

Compensation Committee

The Compensation Committee held four meetings in 2009. The Compensation Committee currently consists of Messrs. Dawson, Hood and Stradford; Mr. Dawson serves as its Chairman. The Board of Directors has determined that all current members of the Compensation Committee are “independent” as defined in the listing standards of the NASDAQ Stock Market, SEC regulations and any other laws applicable to the Company. In addition, the Board of Directors has determined that all current members of the Compensation Committee shall qualify as “non-employee directors” within the meaning of SEC Rule 16b-3 as promulgated under the Exchange Act, and as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Board of Directors adopted and approved a charter for the Compensation Committee, which was most recently amended and restated on December 12, 2008. A copy of this charter is posted on our website at www.mgrc.com under the Investor Relations section. The functions of the Compensation Committee, which are discussed in detail in its charter, are to (a) evaluate executive officer and director compensation policies, goals, plans and programs; (b) determine the cash and non-cash compensation of the executive officers of the Company; (c) review and administer the Company’s equity-based and other incentive compensation plans for employees; (d) evaluate the performance of the Company’s executive officers; and (e) produce any reports required by the applicable rules and regulations of the SEC.

Compensation decisions for the executive officers of the Company are made by the Compensation Committee. The Compensation Committee directs the Chief Executive Officer to develop the incentive compensation guidelines for the other executive officers and to determine the incentive compensation bonuses for each of the other executive officers. Compensation decisions for directors are made by the Board of Directors after recommendations by the Compensation Committee.

Audit Committee

The Audit Committee held five meetings in 2009. The Audit Committee currently consists of Messrs. Dawson, Hood, McGrath and Zech; Mr. Hood serves as its Chairman. After considering transactions and relationships between each member of the Audit Committee or his immediate family and the Company and its subsidiaries and reviewing the qualifications of the members of the Audit Committee, the Board of Directors has determined that all current members of the Audit Committee are “independent,” as defined in the listing standards of the NASDAQ Stock Market, SEC regulations and any other laws applicable to the Company. The Board of Directors has also determined that all current members of the Audit Committee are financially literate and have the requisite financial sophistication as required by the listing standards of the NASDAQ Stock Market. Furthermore, the Board of Directors has determined that Messrs. Dawson, Hood, McGrath and Zech each qualify as an Audit Committee financial expert, as defined by the applicable rules of the Exchange Act, pursuant to the fact that, among other things, Mr. Hood is the former Executive Vice President and Chief Financial Officer of Excite, Inc., Mr. Dawson is the Chief Financial Officer of Catalyst Biosciences, Inc., Mr. McGrath was former Chairman and Chief Executive Officer of the Company, and Mr. Zech is the former Chief Executive Officer of GATX Corporation, and in those respective capacities each has acquired the relevant experience and expertise and has the attributes set forth in the applicable rules as being required for an Audit Committee financial expert.

The Board of Directors adopted and approved a charter for the Audit Committee, which was most recently amended and restated on December 12, 2008. A copy of this charter is posted on our website at www.mgrc.com under the Investor Relations section. The functions of the Audit Committee, which are discussed in detail in its charter, are to (a) oversee the engagement, replacement, compensation, qualification, independence and performance of the Company’s independent auditors; (b) oversee the conduct of the Company’s accounting and financial reporting processes and the integrity of the Company’s audited financial statements and other financial reports; (c) oversee the performance of the Company’s internal accounting, financial and disclosure controls function; and (d) oversee the Company’s compliance with its policies and other legal requirements as such compliance relates to the integrity of the Company’s financial reporting. The Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. The Audit Committee also oversees the preparation of a report for inclusion in our annual proxy statements and is charged with the duties and responsibilities listed in its charter. The Audit Committee’s report is included in this Proxy Statement on page 41. The Audit Committee is a separately designated standing audit committee as defined in Section 3(a)(58)(A) of the Exchange Act.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee held three meetings in 2009. The Corporate Governance and Nominating Committee consists of Messrs. Stradford, McGrath and Zech; Mr. Zech serves as its Chairman. Our Board of Directors has determined that all current members of the Corporate Governance and Nominating Committee are “independent,” as defined in the listing standards of the NASDAQ Stock Market, SEC regulations and any other laws applicable to the Company.

The Board of Directors adopted and approved a charter for the Corporate Governance and Nominating Committee, which was most recently amended and restated on December 11, 2009. A copy of this charter is posted on our website at www.mgrc.com under the Investor Relations section. The functions of the Corporate Governance and Nominating Committee, which are discussed in detail in its charter, are to assist the Board of Directors in all matters relating to (a) the establishment, implementation and monitoring of policies and processes regarding the recruitment and nomination of candidates to the Board of Directors and committees of the Board of Directors; (b) the review and making of recommendations to the Board of Directors regarding the composition and structure of the Board of Directors and committees of the Board of Directors; (c) the development, evaluation and monitoring of the Company’s corporate governance processes and principles; (d) the development and implementation of, and monitoring of compliance with, the Company’s Code of

Business Conduct and Ethics and making recommendations to the Board of Directors of revisions to the Code of Business Conduct and Ethics from time to time as appropriate; and (e) the administration of the Board of Directors’ annual self-evaluation process and the sharing of the results thereof with the Board of Directors for discussion and deliberation.

The Role of the Board of Directors in the Oversight of Risk

While Company management is primarily responsible for managing risk, the Board and each of its committees plays a role in overseeing the Company’s risk management practices. The full Board is ultimately responsible for risk oversight, and it discharges this responsibility by, among other things, receiving regular reports from Company management concerning the Company’s business and the material risks facing the Company. Each of the Board’s committees also plays a role in risk oversight as follows:

Audit Committee.    Under its charter, the Audit Committee plays a key role in the Board’s risk oversight process. The Audit Committee’s duties include discussing the Company’s guidelines and policies with respect to risk assessment and risk management with Company management and the Company’s independent auditors. The Audit Committee also receives regular reports from Company management and discusses with management the steps taken to monitor and control risk exposures. In addition, the Audit Committee reviews all of the Company’s quarterly financial reports, including any disclosure therein of risk factors affecting the Company and its businesses. The Audit Committee regularly receives reports from, among others, the Company’s Chief Financial Officer, Principal Accounting Officer, and its Compliance Officer. The Audit Committee provides regular reports to the full Board on its risk oversight activities and any issues identified.

Compensation Committee.    Under its charter, the Compensation Committee reviews with its independent compensation consultant and management, as appropriate, the Company’s compensation plans, policies and practices. The Compensation Committee also sets performance goals under the Company’s annual bonus and long-term incentive plans. In setting the performance targets and overseeing the Company’s compensation plans, policies and practices, the Compensation Committee considers the risks that may be created and whether any such risks are reasonably likely to have a material adverse impact on the Company. The Compensation Committee considers the overall mix of compensation for all employees as well as the various risk control and mitigation features of its compensation plans, including appropriate performance measures and targets and incentive plan payout maximums. The Compensation Committee provides regular reports to the full Board on the Company’s compensation plans, policies and practices and the Compensation Committee’s oversight of compensation-related risks.

Corporate Governance and Nominating Committee.    Under its charter, the Corporate Governance and Nominating Committee is responsible, among other things, for developing and recommending to the Board a set of effective corporate governance guidelines and procedures designed to assure compliance with applicable governance standards. The Corporate Governance and Nominating Committee provides regular reports to the Board.

Through the activities of the Audit, Compensation and Corporate Governance and Nominating Committees, as well as the full Board’s interactions with management concerning the Company’s business and the material risks that may impact the Company, the independent directors on the Board are able to monitor the Company’s risk management process and offer critical insights to Company management.

Qualifications of Directors

The Corporate Governance and Nominating Committee will consider for nomination all bona fide candidates proposed by management or shareholders and will nominate directors that it believes will serve the best interests of the Company and its shareholders. Candidates must have the education, business or organizational experience and skills that will enable them to excel in carrying out their responsibilities on the Board of Directors. Candidates must possess and have demonstrated in professional endeavor the highest personal and professional ethics, integrity and values, and be committed to representing the long-term best interests of shareholders. Further, candidates must have an inquisitive and objective perspective, practical wisdom and mature judgment, and be willing and able to challenge management in a constructive manner. Candidates will also be judged on their ability to work in a collegial manner with a sense of common purpose, energy, industry knowledge, business sense and trust with other members of the Board of Directors and management, as one group acting in unison to solve difficult problems as they may arise. The candidate’s specific knowledge of the Company, its markets, and its strategy will also be considered. When evaluating candidates, the Corporate Governance and Nominating Committee considers the diversity of experience and skills of the current directors on the Board, the long-term needs of the Company based on its strategic direction and responsible succession planning for all Board positions, and selects the candidate(s) who would provide the most value to the Board, management and shareholders. The Corporate Governance and Nominating Committee monitors its assessment of diversity as part of the annual self-evaluation process.

The Board of Directors’ recommendations for inclusion in the slate of directors at an annual or special meeting of shareholders, or for appointment by the Board of Directors to fill a vacancy, are based on its determination, after reviewing recommendations from the Corporate Governance and Nominating Committee, as to the suitability of each individual.

Director Nomination Process

Continuing Directors

The Corporate Governance and Nominating Committee will apply its director candidate selection criteria described above, including a director’s past contributions to the Board of Directors, prior to recommending a director for re-election to another term. Directors may not be re-nominated annually as a matter of course. Once the Corporate Governance and Nominating Committee evaluations are completed and the Corporate Governance and Nominating Committee has considered all other potential director candidates, it recommends the best slate of candidates for approval by the full Board of Directors.

New Directors

Generally, once a need to add a new member to the Board of Directors is identified, the Corporate Governance and Nominating Committee will initiate a search by working with staff support, seeking input from members of the Board of Directors and senior management and hiring a consultant or search firm, if necessary. After a slate of possible candidates is identified, certain members of the Corporate Governance and Nominating Committee, other members of the Board of Directors and senior management have the opportunity to interview the prospective candidates(s). The remaining members of the Board of Directors who do not interview the prospective candidate(s) are kept informed. After completing its selection process, the Corporate Governance and Nominating Committee ultimately determines and recommends the best candidate(s) for approval by the full Board of Directors.

A description of the procedure to be followed by security holders in submitting director recommendations is set forth in “Shareholder Recommendations for Membership on our Board of Directors” below. The director candidate selection criteria will be equally applied to both continuing directors and shareholder-submitted director candidates.

Director Compensation

The Compensation Committee reviews director compensation every two years. In October 2008, the Compensation Committee engaged Compensia, Inc., an independent compensation consulting firm (“Compensia”), to conduct a review of its 2009 total compensation program for its non-employee directors. Compensia provided an analysis with relevant market data and alternatives to consider when making compensation decisions for the non-employee directors. The analysis compared each element of total compensation against a peer group of publicly-traded companies against which we compete in recruiting qualified managers and directors, and for shareholder investment. These companies consist of a combination of primarily technology companies of comparable size based in the San Francisco Bay Area, and national rental, leasing and equipment finance companies. The Compensation Committee generally sets the total compensation for non-employee directors at the median (the 50th percentile) of compensation paid to similarly situated peer group non-employee directors. The 2009 compensation described below was approved by the Board of Directors based on Compensia’s analysis and recommendations of the Compensation Committee.

For the year ended December 31, 2009, each non-employee director of the Company was compensated for his services as a director with an annual retainer of $34,000. In addition to the annual retainers, the Chairs of the Board of Directors, Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee received an additional annual retainer of $20,000, $18,000, $9,000 and $5,000 respectively. Each other member of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee received an annual retainer of $8,000, $4,000 and $2,000 respectively. However, Mr. McGrath was paid at a fixed annual rate of $60,000 in his role as non-executive Chairman until he elected to step down on June 4, 2009, whereupon he was paid in the same manner as described above. Messrs. Dawson, Hood, McGrath, Stradford and Zech received $51,000, $56,857, $50,857, $40,000 and $58,429 respectively, for each of their services as a director of the Company during 2009. All directors, including those who are executive officers or employees of the Company, were reimbursed for expenses incurred in connection with attending Board of Directors or Committee meetings. In addition to reimbursement of expenses for Board and Committee meetings, in 2009, two non-employee directors were reimbursed for director continuing education programs in connection with their roles on the Board.

Since the Compensation Committee reviews non-employee director compensation every two years, the 2010 non-employee director compensation retainers remained consistent with the 2009 levels and were approved by the Board of Directors based on Compensia’s previous analysis and recommendations of the Compensation Committee.

In addition to cash compensation, each of the non-employee directors of the Company has historically received an annual equity grant. On February 2, 2007, the Board of Directors adopted an equity granting methodology (part of the “2007 Plan”) whereby there will be one annual equity grant date which will be the date when the blackout window opens after the year-end earnings are released. All designated non-employee directors, executive officers and employees will receive an equity grant on the annual equity grant date with an exercise price (for stock options or stock appreciation rights), or grant price (for restricted stock units (“RSUs”)), equal to the NASDAQ Stock Market close price on that day.

As reflected in the table below, for 2009, based on Compensia’s analysis and the recommendations of the Compensation Committee, the Board of Directors granted each non-employee director RSUs under the 2007 Plan to purchase 4,000 shares of the Company’s Common Stock with a vesting date of March 31, 2010, which represented an equivalent total equity compensation of $62,480 based on the NASDAQ Stock Market close price of $15.62 on February 27, 2009. The Board believes equity grants of RSUs best align the interests of non-employee directors and shareholders.

In 2010, our non-employee director equity compensation remained consistent with 2009 levels. Consistent with our equity granting policy date, on February 26, 2010, based on Compensia’s analysis and the recommendations of the Compensation Committee, the Board of Directors granted each non-employee director RSUs under the 2007 Plan to purchase 3,000 shares of the Company’s Common Stock with a vesting date of April 1, 2011, which represented an equivalent total equity compensation of $71,760 based on the NASDAQ Stock Market close price of $23.92 on February 26, 2010 (the total equity compensation values can fluctuate slightly each year due to rounding). These 2010 RSU grants will be included in the 2010 Director Compensation Table in next year’s proxy statement.

The table below summarizes the compensation paid by the Company to its directors for the fiscal year ended December 31, 2009.

2009 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
William J. Dawson	$51,000	$62,480	—	$113,480

Robert C. Hood	$56,857	$62,480	—	$119,337

Dennis C. Kakures	—	—	—	(4)

Robert P. McGrath	$50,857	$62,480	$8,319	$121,656

Dennis P. Stradford	$40,000	$62,480	—	$102,480

Ronald H. Zech	$58,429	$62,480	—	$120,909

(1)	In 2009, Mr. McGrath received compensation of $60,000 per year in his role as non-executive Chairman of the Board. On June 4, 2009, Mr. McGrath elected to step down as non-executive Chairman of the Board. Also on June 4, 2009, the Board elected Mr. Zech as non-executive Chairman. The amounts listed reflect prorata amounts for Messrs. McGrath and Zech in their respective roles.
(2)	On February 27, 2009 each non-employee director received RSUs to purchase 4,000 shares the Company’s Common Stock with a vesting date of March 31, 2010; all such amounts listed represent the RSU fair value of each grant at the grant date based on the NASDAQ Stock Market close price of $15.62 on February 27, 2009.
(3)	In 2004, in recognition for founding the Company, the Board of Directors resolved to provide paid health insurance to Mr. and Mrs. McGrath for the remainder of their lives. The 2009 annual cost was $5,771 each for Mr. and Mrs. McGrath. In 2009, the Company also paid for miscellaneous meal and fuel expenses totaling $2,548 for Mr. McGrath.
(4)	Mr. Kakures’ compensation is described in the Executive Compensation section of this Proxy Statement.

Director Stock Ownership

The Board of Directors believes that, in order to align the interests of directors and shareholders, directors should have a significant financial stake in the Company. Each director has a target ownership level of 5,000 shares of Common Stock to be achieved by each director within five years of joining the Board of Directors or as soon thereafter as practicable. In evaluating whether the Common Stock value ownership guideline has been met, all Common Stock owned and 50% of the value (market price less strike price) of all vested unexercised stock options will be considered. As of March 31, 2010 all directors were in compliance with the stock ownership requirements.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Overview

The Company achieved 90.2% of its pre-tax income goals in 2009. Due to the impact of the economic and financial downturn over the past 24 months, in 2010, the Company is continuing a number of 2009 austerity measures affecting different employee groups. These measures include salary freezes, furloughs, a 25% reduction in the 2010 target cash bonuses and grant date value of the 2010 equity grants, an increase in employee health care benefit costs, and a reduction in contributions to retirement benefits.

Compensation Philosophy and Objectives

The Company’s executive compensation program is designed to align our executive officers’ interests with those of our shareholders. Its purpose is to attract and retain exceptional talent, reward performance, and establish measurable objectives to incentivize for future performance. We believe the most effective compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals of the Company. Our primary objective is to align our executive officers’ interests with the interests of our shareholders by rewarding achievement of established goals that contribute to increased long-term shareholder value. In structuring our executive compensation program, we set the compensation of our executive officers to be competitive relative to the compensation paid to similarly situated executives of our peer group companies. In addition, part of our executive officers’ compensation is directly tied to identifiable objective goals by which performance can be measured.

As part of designing and implementing the compensation programs for all employees, the Company considers the risks that may be created and whether any such risks may have an adverse impact on the Company, and whether overall the Company’s compensation programs are reasonably likely to have a material adverse impact. In making this determination, the Company considers the overall mix of compensation for employees as well as the various risk control and mitigation features of our compensation plans including appropriate performance measures and targets and incentive plan payout maximums.

Executive Compensation Program Design

The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board of Directors has the responsibility for establishing, implementing and continually monitoring the compensation of its executive officers. The Committee designed the executive compensation program to ensure that the total compensation paid to our executive officers is fair, reasonable, competitive, and is aligned with the goals and objectives of the Company. For the fiscal year ended December 31, 2009, the principal components of compensation for executive officers were:

1. Annual base salary;

2. Non-equity annual performance-based incentive compensation (“Annual Bonuses”);

3. Long-term equity incentive compensation; and

4. Change in control benefits.

The Committee determined these four elements, with a significant percentage of total compensation allocated to “at-risk” performance-based incentives, best aligns the interests of our executive officers with our shareholders. The Annual Bonus rewards achievement of annual incentive goals and the long-term equity incentive compensation rewards achievement of long-term growth in shareholder value and sustained financial health of the Company. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews relevant market compensation data from its compensation consultant and other sources, and uses its judgment to determine the appropriate level and mix of incentive compensation on an annual basis.

Compensation Consultant and Peer Group Selection

To ensure that our executive compensation is competitive, the Committee engaged Compensia to provide updated information to assist in determining the 2009 total compensation program for its executive officers. Compensia provided an analysis with relevant market data and alternatives to consider when making compensation decisions for our executive officers. The analysis compared each element of total compensation against a peer group of publicly-traded companies (collectively, the “Compensation Peer Group”). We believe that the Compensation Peer Group consists of companies against which we compete for recruiting qualified managers and directors and for shareholder investment. These companies consist of a combination of primarily technology companies of comparable size based in the San Francisco Bay Area, business services companies, and national rental, leasing and equipment finance companies.

The companies comprising the 2009 Compensation Peer Group were:

Aaron Rents Inc.	Aircastle LTD	Affymetrix

Ariba	Blue Coat Systems	Dionex Corp.

Electro Rent Corp	ePlus, Inc.	Financial Federal Corp

Finisar	FormFactor	GATX Corp

Infinera	Informatica	IXYS

Marlin Business Services	Micrel, Inc.	Mobile Mini Inc.

Modtech Holdings Inc.	Solera Holdings	Synaptics

TAL International Group, Inc.	Tibco Software	VeriFone Holdings

Willis Lease Finance Corp	Wind River Systems	Zoran

Since the Company is headquartered in the San Francisco Bay Area, the Bay Area companies were averaged with the business services companies and the national industry comparables to better approximate the competitive recruiting and retention environment influencing compensation levels for each executive officer. The Committee generally targets the total compensation for executive officers at or slightly above the median (the 50th percentile) of compensation paid to similarly situated executives of the companies in the Compensation Peer Group. If an executive officer was located in an area outside of the San Francisco Bay Area, a geographic adjustment was made. Actual compensation for our executive officers may vary from the target amounts based on the experience level of the individual, market factors, differences in make-up of responsibilities and workload relative to comparative compensation peer group titled positions, and other considerations the Committee may deem appropriate. The Company’s austerity measures for 2009 and 2010 discussed earlier include salary freezes, and a 25% reduction for each executive’s targeted Annual Bonus and Equity Grant, which also might result in total compensation lower than the 50th percentile of compensation paid to similarly situated executives of the companies in the Compensation Peer Group.

Process of Setting and Approving Executive Compensation; Role of Chief Executive Officer

The Committee approves annual compensation levels and equity awards to all of our executive officers. The process is described below:

a.    Annually, the Committee reviews an independent compensation consultant’s analysis to evaluate for each executive officer (1) a target total compensation amount, (2) the appropriate allocation of base salary, Annual Bonuses and long-term equity incentive compensation, and (3) if there should be any change to the forms of compensation to better align our executive officers’ interests with those of our shareholders.

b.    For the Chief Executive Officer, the allocation of base salary, Annual Bonuses and long term equity incentive compensation and the applicable performance target levels are determined by the Committee, in consultation with the Chairman of the Board of Directors and separately with all of the independent directors. The Chief Executive Officer has no role in setting his compensation.

c.    For the other executive officers, the Chief Executive Officer will determine the allocation of base salaries, Annual Bonuses and long term equity incentive compensation, and the applicable performance target levels for each of the other executive officers. The resulting recommendations are presented to the Committee for the Committee’s consideration and, if appropriate, approval.

d.    Shortly after the end of the year, the Chief Executive Officer reviews the performance of each executive officer, other than himself. The conclusions reached and recommendations based on these reviews are presented by the Chief Executive Officer to the Committee for consideration. The Committee can exercise its discretion in modifying any recommended adjustments or awards. The Committee then approves, as presented or modified, all earned compensation for these executive officers. The Chief Executive Officer’s performance is reviewed by the Committee. The Committee then determines, based on the market data and the Chief Executive Officer’s performance, and after consultation with the Chairman of the Board of Directors and separately with all independent directors, the compensation of the Chief Executive Officer.

2009 Executive Compensation Elements

Annual Base Salary

The Company provides its executive officers and other employees with a base salary to compensate them for services rendered in the fiscal year. Base salary ranges for executive officers are determined for each executive based on his or her position and responsibility by using market data.

During its review of base salaries for executives, the Committee primarily considers:

1.	Market data provided by our outside consultants;

2.	Internal review of each executive’s compensation, both individually and relative to other executive officers; and

3.	Individual performance of each executive.

Salary levels are typically considered as part of the Company’s performance review process on an annual basis as well as upon promotion or other change in job responsibility. Merit increases to salaries of each executive officer are based on the Chief Executive Officer and Committee’s assessment of the individual’s performance in his or her annual performance review. No base salary increases were received by any named executive officer in 2009 and 2010 due to the Company’s austerity measures described earlier.

Non-Equity Performance-Based Incentive Compensation

In fiscal year 2009, each executive officer had non-equity performance-based incentive awards as described below:

Non-Equity Performance-Based Incentive Plan Components:

The Non-Equity Performance-Based Incentive Plan (the “Bonus Plan”) is comprised of two components. The first component compensates the executive for his or her efforts leading to the Company’s success at meeting its annual profitability goals. The second component measures the executive officer’s success at accomplishing his or her personal annual priorities. These two components are used to assure an emphasis on annual profitability and to define each executive officer’s specific role with measurable goals to achieve annual and long-term increases in shareholder value.

Component 1—Profitability:

Most of our executive officers receive a cash bonus based upon the Company’s success at meeting certain annual profitability goals. The profitability goal of the Company for most of its executive officers has two components—80% is based on the Company’s pre-tax income (“PTI”) and 20% is based on rental return on rental equipment (“RRRE”). The profitability goal for any Vice President & Division Manager is based 60% on their respective divisional gross profit less direct selling, general and administrative (“SG&A”) profitability (“DGP”), 20% on divisional RRRE and 20% on the Company’s PTI.

PTI is calculated from results reported on the Company’s income statement. DGP profitability is calculated at a division (or business segment) level. The calculation adds gross profit from rental operations, sales and other revenues and then subtracts direct SG&A costs that are incurred by the division (or business segment), but excludes corporate overhead costs incurred that are allocated to the division (or business segment). RRRE is calculated by taking gross profit on rents and subtracting direct SG&A, then dividing the result by the monthly average original acquisition cost of equipment (including held-for-resale equipment and accessories).

The Company believes these are the most appropriate metrics to support the long-term financial health of the Company. We use a collaborative process between our Chief Executive Officer, Chief Financial Officer and various other executive officers to determine the annual profitability goal for each of the executive officers of the Company recommended to the Committee. The Committee then reviews each executive officer’s compensation history and performance before determining final grant levels for such profitability goals.

The annual profitability goal for the Company will be established based upon a “realistic stretch” philosophy. The Company’s management will determine the potential annual financial performance of the Company based upon its outlook for the opportunity levels in the markets in which it operates, strategic and tactical initiatives and other key factors and special circumstances, applying a “realistic stretch” view to what potentially can be accomplished. It is expected that although it will take a significant amount of effort on the part of each individual, 100% of the target annual profitability level will be achieved for the year. It is assumed any amount in excess of the target annual profitability goal will be difficult to achieve unless extraordinary efforts are made.

Each executive officer has a designated percentage of base salary for the calendar year that can be earned for achieving 100% of their respective annual profitability goal. For levels achieved between 80% and 99% of the profitability goal, a rapidly reducing scale will be utilized to determine bonus percentage amounts of base salary as shown in the table below:

% of “Profitability Goal” Achieved	% of Total “Profitability Goal” Bonus Monies Available
100%	100%
98%	90%
96%	80%
94%	70%
92%	60%
90%	55%
89%	50%
88%	45%
87%	40%
86%	35%
85%	30%
84%	25%
83%	20%
82%	15%
81%	10%
80%	5%

No amount is paid for levels below 80% of the profitability goal. For each 1% increase achieved above 100% of the profitability goals for PTI and DGP, an additional 2% of base salary will be awarded. For each 1% achieved above 100% of the profitability goal for RRRE, up to a maximum increase of 15% above the 100% target level, an additional 2% of base salary will be awarded, multiplied by the profitability goal percentage bonus amount. The maximum overage percentage of base salary that can be earned cumulatively, for all profitability goals, is the individual executive officer’s maximum profitability percentage at 100% of goal, as listed below under “Bonus Plan Percentages.”

Component 2—Personal Annual Priorities:

The second component for the Bonus Plan measures each executive officer’s success at accomplishing his or her personal annual priorities. These personal annual priorities are measured periodically throughout the year and paid annually, using a collaborative process between the Chief Executive Officer or Senior Vice President and each executive officer. Final determination of the personal annual priorities for each executive officer will rest with the Chief Executive Officer (other than the personal annual priorities of the Chief Executive Officer, which are determined by the Committee, after consultation with the Chairman of the Board of Directors and separately with all independent directors). The personal annual priorities for each executive officer generally are comprised of a maximum of four items deemed to be the most critical priorities that require action to be taken for the current evaluation period. Each priority will be weighted according to (1) the critical nature of the priority relative to other priorities, and (2) the amount of time and effort involved in accomplishing the priority relative to other priorities.

Listed below under “Bonus Plan Percentages” is a schedule identifying each named executive officer and the percentage amounts of base salary for the calendar year 2009 that can be earned under this component for achieving a 100% rating for all priorities. In the event of truly outstanding achievement under an individual personal annual priority, an executive officer may receive up to a maximum score of 125%. Although infrequent, it is possible for an executive officer to achieve 125% in each of his or her personal annual priorities. Each personal annual priority goal represents a challenge and complete success is not always solely in the control of the executive officer. There are factors that may affect the outcome, including changes in market conditions and unanticipated variables. In fact, no executive officer has achieved 100% on all of his or her personal annual priority goals in any of the past three years. Typically, each personal annual priority is measured and the overall weighted average of achievement for all personal annual priorities is multiplied by the total percentage available to each executive officer. Annually, the Committee uses its discretion to allocate specific percentages of profitability and personal annual priorities for each executive officer.

Bonus Plan Percentages:

Percentages of calendar year 2009 base salary amounts for both the profitability goal and the personal annual priorities components per named executive officer position are listed below. Note for fiscal year 2009, as part of management’s expense reduction efforts, a 25% reduction of 2009 bonus target percentages was implemented and are reflected in the following percentages:

Name	Profitability (at 100% of Goal)	Personal Annual Priorities (at 100% of Achievement)
Dennis C. Kakures	30.00%	22.50%

Keith E. Pratt	26.25%	18.75%

Joseph F. Hanna	26.25%	22.50%

Randle F. Rose	7.50%	30.00%

Richard G. Brown	18.75%	18.75%

2009 Goals and Results:

The Company’s 2009 annual PTI profitability goal was $59,839,000. The actual 2009 annual PTI achieved was $53,974,000 or 90.2% of the goal. Based on the profitability table above, each executive officer received 55% of their designated PTI bonus amount.

Mr. Kakures achieved 82% of his 2009 Personal Annual Priorities goals consisting of strategic growth initiatives and succession planning. Mr. Pratt achieved 97% of his 2009 Personal Annual Priorities goals consisting of strategic growth initiatives, capital structure enhancements, the Adler integration, and information system upgrades. Mr. Hanna achieved 83% of his 2009 Personal Annual Priorities goals consisting of success of new initiatives, recession planning, and operational improvements. Mr. Rose achieved 94% of his 2009 Personal Annual Priorities goals consisting of the Adler integration, expense reduction activities, and information technology initiatives. Mr. Brown achieved 96% of his 2009 Personal Annual Priorities goals consisting of key leadership goals, recession planning, maximizing the core business, and new initiative performance.

2010 Non-Equity Performance-Based Incentive Plan:

For fiscal year 2010, as part of management’s expense reduction efforts due to the current and forecasted economic conditions, the Company continued its 25% reduction of 2010 bonus target percentages.

In the event of a named executive officer’s termination with the Company, voluntarily or involuntarily, with or without cause, which occurs prior to the end of the fiscal year, his or her cash bonus shall be prorated accordingly and distributed to such named executive officer upon termination.

Long-Term Incentive Compensation

Our existing stock option granting philosophy has served us well over time to both attract and retain key senior leadership. Historically, our belief was that the use of stock options was the best “performance-based” equity vehicle because of our focus on long-term sustained growth in earnings per share, accomplished through net income growth, efficient use of capital and optimizing strategic growth opportunities. Our intent was that our executive officers be rewarded when our shareholders realize long-term growth in the price appreciation of our stock. Unless our financial performance over a long-term period drives an increase in our stock price, the options granted provide little or no value to our executive officers.

Our practice has been to grant annual stock options to executive officers with a five-year vesting period (20% per year). When granting stock options, we first establish a dollar value of the total equity compensation to be awarded for each executive officer position based on Compensia’s analysis. On the date of the grant, we divide that total stock option fair value dollar amount by the per share fair value, calculated using the Black-Scholes option pricing model, and generally round up to the nearest 1,000 shares to determine the number of options to award. Although we use what we consider to be a reasoned approach in determining the number of options to award our executive officers using a formula that is based on a widely accepted option-pricing model, the ultimate value of the options issued only becomes clear when they are exercised. The stock options may not realize any value, or they may be worth much more than the fair value initially estimated. As a result, we do not consider realizable gains from prior stock option grants or existing levels of share ownership when setting new grant amounts.

Consistent with the Company’s Equity Granting Policy, as described below, in February 2009, designated employees, including executive officers, received stock option grants which are listed in the 2009 Grant of Plan-Based Awards table on page 27. In the second half of 2009, the Committee directed management and Compensia to evaluate a variety of equity grant alternatives allowed under the 2007 Plan. Criteria considered included the direct correlation between the financial performance of the Company, the employee’s profit and loss domain and the grant level earned, the dilutive impact of stock option grants to earnings per share (“EPS”), and the employee’s ability to increase holdings of the Company’s shares. Based on this evaluation, the Committee concluded it would be in the best interest of the Company and its shareholders to modify its equity granting approach in 2010 to 50% EPS performance and 50% personal merit/service-based equity awards. The goal is to increase the employee’s focus on long-term EPS financial performance, decrease the share dilution impact of stock option grants, and increase the likelihood of employees holding more shares over time.

For designated employees, including executive officers, the new approach would be to grant 50% of the established Black-Scholes value as stock appreciation rights (SARs) vesting over five (5) years. In effect, the SARs would be merit/service-based equity remuneration. The other 50% of the Black-Scholes value would be granted as restricted stock units (RSUs) and earned based upon achievement of a three-year cumulative EPS goal with 60% vesting upon meeting the EPS target at the end of year three and subsequent vesting of 20% per year over next two years.

Many companies use the combination of top line (revenue growth) and operating margin (profitability) metrics as targets for earn outs on their restricted share plans. However, the Company believes the metric that matters most to shareholders is EPS growth and it is the best approach for alignment of shareholder and management interests.

Equity Granting Policy

On February 2, 2007, the Board of Directors adopted an equity granting methodology for all designated directors, executive officers and key employees whereby there will be one annual equity grant date. This date will be the date when the blackout window opens after the year-end earnings are released. All designated directors, executive officers and employees will receive an equity grant on the annual equity grant date with an exercise price (for stock options and stock appreciation rights), or grant price (for RSUs), equal to the NASDAQ Stock Market close price on that day. The Board of Directors will convene a meeting on this date after the NASDAQ Stock Market closes to determine the number of shares to be granted. The Board of Directors may grant to the Chief Executive Officer an additional allotment of options or shares to be granted at his discretion to new hires and promotion candidates, the grant date and exercise or grant price will be based on the last trading day of each month of the employment event. This allotment will not be available to executive officers, as all grants to executive officers must be made by the Committee.

Executive Officer Stock Ownership Guidelines

The Board of Directors believes that, in order to better align the interests of management and shareholders, executive officers should have a significant financial (equity) stake in the Company. Each executive officer has a target level of Company Common Stock value to achieve within seven (7) years of the later of his or her date of hire or January 1, 2007. The target level of Common Stock value to be achieved will be a multiple of each executive officer’s base salary. The multiples of executive officer base salary will be four (4) times for the Chief Executive Officer and two (2) times for all other executive officer positions. In evaluating whether the Common Stock value ownership guideline has been met, all common shares owned, Employee Stock Ownership Plan (“ESOP”) shares and 50% of the value (market price less strike price) of all vested unexercised stock options will be considered. The Board of Directors will evaluate whether exceptions should be made for any executive officer on whom this requirement would impose a financial hardship.

Risk-Hedging Policies

Pursuant to the Company’s Insider Trading Policy, which was most recently amended and restated on December 12, 2008, executives of the Company are prohibited from engaging in certain transactions with respect to the Company’s Common Stock, such as puts, calls and other exchange-traded derivatives without prior consent of the Company’s compliance officer. These transactions reduce or cancel the risk of an investment in the Common Stock, particularly in the short-term. Therefore, they may create the appearance that the executives are trading on inside information. Additionally, certain forms of hedging or monetization transactions allow a shareholder to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the holder to continue to own the covered securities, but without full risks and rewards of ownership. Therefore, executives are also prohibited from hedging transactions without prior consent of the Company’s compliance officer. No executive has been approved for any transaction described in this paragraph.

Perquisites and Other Personal Benefits

Executive officers are entitled to and eligible only for the same fringe benefits for which all of our employees are eligible. We do not have programs in place to provide personal perquisites for any employee. Our healthcare and other insurance programs, including the program’s participation costs, are the same for all eligible employees, except that any executive officer employed with the Company for at least 20 years may remain on the Company’s health insurance policy after retiring from the Company, provided that such executive officer pays 100% of the premiums. Our annual discretionary contribution to the Company’s ESOP, expressed as a percentage of eligible wages are also the same for all eligible employees, including each named executive officer, subject to all applicable Internal Revenue Service contribution limits and formulas for plans of these types.

Change in Control Arrangements

We do not have special severance or change in control arrangements with our executive team; however, our equity compensation plans provide for full acceleration of equity awards upon a qualifying termination after a change in control for all employees of the Company. The Committee believes that providing this vesting acceleration assists us in attracting and retaining key employees, including our executives, and promotes stability and continuity of our key employees. We believe that the stability and continuity provided by this provision is in the best interests of our stockholders. For details, see “Potential Payments upon Termination or Change-in-Control” on page 32 of this document.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Code limits the corporate deduction for compensation paid to executive officers to $1 million unless such compensation qualifies as “performance-based compensation.” Among other things, Section 162(m) requires approval of the performance-based compensation by our shareholders. The Compensation Committee intends to maximize our ability to deduct executive compensation for tax purposes to the extent structuring our executive compensation for tax purposes is in alignment with our compensation philosophy. With respect to the compensation paid to our named executive officers in 2009, the cash compensation was below the $1 million limit for all of our named executive officers and the equity grants have been structured to qualify as performance-based compensation under Section 162(m) of the Code.

Accounting for Stock-Based Compensation

We accrue our named executive officers’ salaries and incentive awards as an expense when earned. For our stock options, the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation—Stock Compensation (formerly Statement of Financial Accounting Standards No. 123R, and referred to here as “ASC Topic 718”), requires us to recognize compensation expense within our income statement for all share-based payment arrangements, which includes employee stock option plans. The expense is based on the grant-date fair value of the options granted, and is recognized ratably over the requisite service period. Our stock options are accounted for as equity awards. The Committee considers the expense of equity awards as part of its overall evaluation of our equity compensation program.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

William J. Dawson

Robert C. Hood

Dennis P. Stradford

Summary Compensation Table

The following table provides summary information concerning the compensation earned by our Chief Executive Officer, our Chief Financial Officer and each of our three most highly compensated executive officers whose total salary, bonus and other compensation exceeded $100,000 during the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007. The executive officers listed below are referred to as the “named executive officers.”

Summary Compensation Table

(a)	(b)	(c)		(d)	(e)	(f)		(g)		(h)	(i)		(j)
Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)		Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)		Total ($)
Dennis C. Kakures President and Chief Executive Officer	2009 2008 2007	$ $ $	450,000 450,000 450,000	— — —	— — —	$ $ $	570,860 900,609 962,220	$ $ $	160,271 212,850 226,310	— — —	$ $ $	7,350 10,398 10,860	$ $ $	1,188,481 1,573,857 1,649,390

Keith E. Pratt Senior Vice President and Chief Financial Officer	2009 2008 2007	$ $ $	310,000 310,000 300,000	— — —	— — —	$ $ $	273,700 417,809 418,357	$ $ $	103,063 141,673 153,536	— — —	$ $	7,350 10,398 7,240	$ $ $	694,113 879,880 879,133

Joseph F. Hanna Senior Vice President and Chief Operating Officer	2009 2008 2007	$ $ $	300,000 300,000 270,000	— — —	— — —	$ $ $	273,700 417,809 292,850	$ $ $	101,046 139,636 121,794	— — —	$ $ $	7,350 10,398 10,860	$ $ $	682,096 867,843 695,504

Randle F. Rose Senior Vice President, Chief Administrative Officer and Secretary	2009 2008 2007	$ $ $	220,000 220,000 210,000	— — —	— — —	$ $ $	109,480 167,123 167,343	$ $ $	71,924 90,554 81,912	— — —	$ $ $	7,350 10,398 10,860	$ $ $	408,754 488,075 470,115

Richard Brown Vice President and Division Manager, Mobile Modular	2009 2008 2007	$ $ $	195,000 195,000 195,000	— — —	— — —	$ $ $	117,300 181,050 167,343	$ $ $	87,057 75,319 94,373	— — —	$ $ $	7,350 10,398 10,860	$ $ $	406,707 461,767 467,576

(1)	The amounts in column (e) and (f) reflect the aggregate grant date fair value amount for the fiscal years ended December 31, 2007, December 31, 2008, and December 31, 2009, in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, of awards granted pursuant to the 2007 Plan and the 1998 Stock Option Plan, and includes amounts from awards granted in 2008 and 2009. Assumptions used in the calculation of this amount are included in footnote 2 to the Company’s audited financial statements for the fiscal year ended December 31, 2009 included in the 2009 Annual Report. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that may be realized by the named executive officers.
(2)	The amounts in column (g) reflect amounts earned by the named executive officers during the fiscal year ended December 31, 2009 and paid in 2010 pursuant to the Bonus Plan which is discussed in further detail on page 20 under the heading “Non-Equity Performance-Based Incentive Plan Components”.
(3)	The amounts in column (i) reflect the 2009 cash contribution allocated to each named executive officer pursuant to the provisions of the ESOP and 401(k) Plan which are discussed in further detail on pages 29 and 32 under the headings “Employee Stock Ownership Plan” and “401(k) Plan.”

2009 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dennis C. Kakures	12/11/08 02/27/09	$6,750 —	$236,250 —	$396,563 —	— —	— —	— —	— —	— 146,000	$	— 15.62	$	— 570,860

Keith E. Pratt	12/11/08 02/27/09	$4,069 —	$139,500 —	$235,406 —	— —	— —	— —	— —	— 70,000	$	— 15.62	$	— 273,700

Joseph F. Hanna	12/11/08 02/27/09	$3,938 —	$146,250 —	$241,875 —	— —	— —	— —	— —	— 70,000	$	— 15.62	$	— 273,700

Randle F. Rose	12/11/08 02/27/09	$825 —	$82,500 —	$115,500 —	— —	— —	— —	— —	— 28,000	$	— 15.62	$	— 109,480

Richard G. Brown	12/11/08 02/27/09	$1,828 —	$73,125 —	$118,828 —	— —	— —	— —	— —	— 30,000	$	— 15.62	$	— 117,300

(1)	The amounts listed in these columns reflect the threshold, target, and maximum amounts payable to the named executive officers pursuant to the Bonus Plan which is discussed in further detail on page 20 under the heading “Non-Equity Performance-Based Incentive Plan Components”. The threshold assumptions assume achieving 80% of the profitability target and no achievement of the personal annual priorities.
(2)	On February 27, 2009, each named executive officer received a stock option grant; the exercise price was based on the NASDAQ Stock Market close price of $15.62. Such option grants are seven year options that vest 20% at the end of year one, and 5% per quarter thereafter.

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Option Awards(1)						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Dennis C. Kakures	28,300 20,000 35,000 104,500 67,500 63,250 67,900 0	0 0 0 5,500 22,500 51,750 126,100 146,000		$ $ $ $ $ $ $ $	11.26 11.74 15.01 22.18 29.56 31.14 20.71 15.62	11/21/2012 03/20/2013 03/10/2014 01/14/2015 01/20/2016 02/26/2014 02/25/2015 02/27/2016

Keith E. Pratt	60,000 27,500 31,500 0	20,000 22,500 58,500 70,000		$ $ $ $	29.56 31.14 20.71 15.62	01/20/2016 02/26/2014 02/25/2015 02/27/2016

Joseph F. Hanna	25,625 18,000 34,000 38,000 26,250 19,250 31,500 0	13,375 0 0 2,000 8,750 15,750 58,500 70,000		$ $ $ $ $ $ $ $	11.80 11.74 15.29 22.18 29.56 31.14 20.71 15.62	01/15/2013 03/20/2013 03/08/2014 01/14/2015 01/20/2016 02/26/2014 02/25/2015 02/27/2016

Randle F. Rose	6,000 10,000 15,000 15,000 11,000 12,600 0	0 0 1,250 5,000 9,000 23,400 28,000		$ $ $ $ $ $ $	11.74 15.29 22.18 29.56 31.14 20.71 15.62	03/20/2013 03/08/2014 01/14/2015 01/20/2016 02/26/2014 02/25/2015 02/27/2016

Richard G. Brown	3,000 8,500 23,750 15,000 11,000 13,650 0	0 0 1,250 5,000 9,000 25,350 30,000		$ $ $ $ $ $ $	11.74 15.29 22.18 29.56 31.14 20.71 15.62	03/20/2013 03/08/2014 01/14/2015 01/20/2016 02/26/2014 02/25/2015 02/27/2016

(1)	All option grants are 10 year options, except for the option grants with expiration dates of February 26, 2014, February 25, 2015 and February 27, 2016, which are seven year options; all options vest 20% at the end of year one, and 5% per quarter thereafter.

2009 OPTION EXERCISES AND STOCK VESTED

In 2009, there were no option exercises or vesting of stock awards for any named executive officer.

Securities Authorized for Issuance under Equity Compensation Plans

Our shareholders have approved the 2007 Plan and the 1998 Stock Option Plan. The following table provides information regarding our equity compensation plans as of December 31, 2009:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,504,319	$22.09	3,504,319
Equity compensation plans not approved by security holders	—	—	—
Total	3,504,319	$22.09	3,504,319

Employee Stock Ownership Plan

The ESOP is intended to qualify as an employee stock ownership plan as defined in Section 4975(e)(7) of the Code, and as a stock bonus plan under Section 401(a) of the Code. The Company created a trust under the ESOP to hold plan assets, with Union Bank of California, N.A. acting as trustee. The Company may amend or terminate the ESOP at any time. In September 2003, the Company amended the ESOP to name North Star Trust Company as Trustee in place of Delight Saxton and Thomas J. Sauer. The ESOP was amended and restated on January 1, 2008 to amend certain definitions and to provide the Company with the option to establish a policy under which employees may elect voluntarily to not participate in the ESOP, among other amendments. All assets acquired by the trust are administered by a plan committee composed of long-term Company employees (the “Plan Committee”) Deborah Barbe, Kay Dashner, Brian Jensen, Tony Moton and Garni Thomas for the exclusive benefit of employees who are participants in the ESOP and their designated beneficiaries.

Employees who are 21 years or older are entitled to participate in the ESOP when they have completed one year of service to the Company by June 30 of any year. As of December 31, 2009, 440 employees of the Company were participants in the ESOP. Allocations to each eligible participant’s trust account are made each year from Company contributions, trust income or loss and re-allocations of forfeited ESOP benefits if the participant remains employed throughout the year and has worked a minimum number of hours or his or her employment has terminated due to death, disability or Normal Retirement (as that term is defined in the ESOP) during that year. Allocations are made based upon each participant’s compensation from and time employed by the Company. As provided by the ESOP, a participant’s interest in the ESOP becomes 20% vested after two years of service and will continue to vest at 20% per year thereafter until it is fully vested after the sixth year, or upon death, disability or Normal Retirement. The vesting schedule will be accelerated and the Company’s contributions and ESOP allocations will be modified if the ESOP becomes a “top heavy plan” under federal tax laws.

ESOP benefits fully vest upon a participant’s death, disability or Normal Retirement. In the case of a participant’s termination with the Company, voluntary or involuntary, for cause or not for cause, such participant shall receive any and all ESOP benefits which have vested as of the date of termination.

In general, Company contributions are immediately tax deductible by the Company, but participants do not recognize income for tax purposes until distributions are made to them. The Company’s Board of Directors determines the amount of Company contributions to the ESOP to be made each year in cash, Company Common Stock, by forgiveness of indebtedness owed by the Trust to the Company or any Affiliated Company (as that term is defined in the ESOP) or by the Company’s or an Affiliated Company’s payment of indebtedness owed by the Trust to any third party, with consideration for federal tax laws. The Company did not make a cash contribution to the ESOP for the 2009 plan year, and the Company made cash contributions totaling $4,700,000 for the four years prior to that. Employees may not make contributions to the ESOP. Contributions in cash are used to purchase Company Common Stock. However, other investments may be made and loans may be incurred by the ESOP for the purchase of Company Common Stock.

The Plan Committee has determined that cash dividends paid by the Company on shares of the Company’s Common Stock held by the ESOP shall be paid out to the participants. The Plan Committee has the right to revoke this decision at any time.

2007 Stock Incentive Plan

The purpose of the 2007 Plan is to retain key employees, consultants and directors of the Company having experience and ability, to attract new employees, consultants and directors whose services are considered valuable, and to encourage a sense of proprietorship and to stimulate the active interest of such persons in the development and financial success of the Company and its subsidiaries. All of our employees, consultants and directors are eligible to participate in the 2007 Plan. The Board of Directors believes that grants of options and other forms of equity participation is an increasingly important means to retain and compensate employees, consultants and directors. The 2007 Plan provides for the grant of stock options, restricted stock, RSUs, and stock appreciation rights (collectively referred to as “awards”). Stock options granted under the 2007 Plan may be either incentive stock options under the provisions of Section 422 of the Code, or nonqualified stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to employees, directors and consultants of the Company and its related entities. To the extent that the aggregate fair market value of shares of the Company’s Common Stock which are subject to options designated as incentive stock options and which become exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess options shall be treated as nonqualified stock options. Under the 2007 Plan, awards may be granted to such employees, directors or consultants who are residing in non-U.S. jurisdictions as the administrator may determine from time to time. Each award granted under the 2007 Plan shall be designated in an award agreement.

As of March 31, 2010, options for an aggregate of 1,780,000 shares have been granted to 57 key employees at exercise prices ranging between $15.62 and $34.28 per share; and of such options granted, 77,200 have been exercised for the purchase of shares, options for 70,400 shares have been terminated, and options for 1,632,400 shares remain outstanding. In addition to these options to key employees, options for an aggregate of 154,000 shares have been granted to non-employee directors of the Company at an exercise price of $20.71 per share; no options have been exercised, options to purchase 22,000 shares have been terminated, and options for 132,000 shares remain outstanding.

As of March 31, 2010, RSUs for an aggregate of 107,000 shares have been granted to 27 key employees; and of such RSUs granted, 3,200 RSUs have vested, and 18,150 RSUs have been terminated. In addition to these RSUs to key employees, RSUs for an aggregate of 35,000 shares have been granted to non-employee directors of the Company; and of such RSUs granted, 16,000 RSUs have vested and no RSUs have been terminated.

As of March 31, 2010, a total of 1,082,850 shares remain available in the 2007 Plan for future grants.

If there is a “corporate transaction” of the Company (as defined in the 2007 Plan, a “Corporate Transaction”), all outstanding awards will terminate if not assumed by the successor entity. In addition and except as otherwise provided in an individual award agreement, assumed or replaced awards will automatically become fully vested if a participant is terminated by the acquirer without cause within 12 months after a Corporate Transaction. In the event of a Corporate Transaction where the acquirer does not assume or replace awards, all of these awards become fully vested immediately prior to the consummation of the Corporate Transaction. In the event of a “change in control” of the Company (as defined in the 2007 Plan, a “Change in Control”) and except as otherwise provided in an individual award agreement, outstanding awards will automatically become fully vested if a participant is terminated by the acquirer without cause within 12 months after such Change in Control.

In the event an option holder ceases to be employed by the Company (either voluntarily or involuntarily without cause), outside the context of a Change in Control, the exercise rights under his or her option will not accelerate and will not become fully vested and the option holder may exercise his or her option before the earlier of (1) 90 days after the date he or she ceases to be an employee of the Company or its subsidiaries and (2) the normal expiration date of the option. In the event an option holder is terminated by the Company with cause, the exercise rights under his or her option terminate on the date he or she ceases to be an employee of the Company or its subsidiaries, except as otherwise determined by the Company. In the event an option holder ceases to be employed by the Company by reason of disability or death, the exercise rights under his or her option do not accelerate and do not become fully vested and the option holder may exercise his or her option before the earlier of (1) 12 months after the date he or she ceases to be an employee of the Company or its subsidiaries (or in the case of death which occurs three months after termination of employment, 12 months after the date of death) and (2) the normal expiration date of the option.

With the exception of the information set forth above, none of the named executive officers exercised or held an option during 2009 under the 2007 Plan.

1998 Stock Option Plan

The 2007 Plan replaced the Company’s 1998 Stock Option Plan (as amended, the “1998 Plan”) and no further options will be granted under the 1998 Plan. As of March 31, 2010, options for an aggregate of 3,622,500 shares of Common Stock have been granted to 144 key employees at exercise prices ranging between $7.81 and $31.67 per share; and of such options granted, options have been exercised for the purchase of 1,562,631 shares, options for 576,950 shares have been terminated, and options for 1,482,919 shares remain outstanding. In addition to these options to key employees, options for an aggregate of 528,000 shares have been granted to non-employee directors of the Company at exercise prices ranging between $7.97 and $31.14 per share; and of such options granted, 139,000 shares have been exercised, options for 20,000 shares have been terminated, and options for 369,000 shares remain outstanding.

If there is an “acquisition” of the Company (as defined in the 1998 Plan, an “Acquisition”), the acquirer may assume the options or replace the options for new options under the acquirer’s plan. If the options are not assumed or replaced, options will automatically become fully vested and exercisable as of the date of the Acquisition. In the event of an Acquisition where the acquirer does not assume or replace the options, the options become fully vested immediately prior to the consummation of the Acquisition. In the event of a “change in control” (as defined in the 1998 Plan) of the Company, outstanding options will automatically become fully vested if the option holder’s employment is terminated other than by the option holder with or without cause within two years after such change in control.

Except as described below, in the event an option holder ceases to be employed by the Company for any reason (either voluntarily or involuntarily, for cause or not for cause), outside the context of a change in control, the exercise rights under his or her option will not accelerate and will not become fully vested and the option holder may exercise his or her option before the earlier of (1) three months after the date he or she ceases to be an employee of the Company or its subsidiaries and (2) the normal expiration date of the option. In the event an option holder ceases to be employed by the Company by reason of disability or death, the exercise rights under his or her option do not accelerate and do not become fully vested and the option holder may exercise his or her option before the earlier of (1) 12 months after the date he or she ceases to be an employee of the Company or its subsidiaries (or in the case of death which occurs three months after termination of employment, 12 months after the date of death) and (2) the normal expiration date of the option.

With the exception of the information set forth above, none of the named executive officers exercised or held an option during 2009 under the 1998 Plan.

401(k) Plan

In 1995, the Company established a contributory retirement plan, the McGrath RentCorp 401(k) Plan, as amended (the “401(k) Plan”), covering eligible employees of the Company with at least three months of service. The 401(k) Plan provides that each participant may annually contribute an elected percentage of his or her salary, not to exceed the statutory limit. The Company, at its discretion, may make matching contributions. The Company made an employer profit sharing contribution of $700,000 in 2008 and an employer nonelective contribution of $882,000 in 2009.

Potential Payments upon Termination or Change-in-Control

Under the terms of our Bonus Plan, 1998 Plan, 2007 Plan, and ESOP, payments may be made to each of our named executive officers upon his or her termination of employment or a change in control (as defined in each plan) of the Company. See “Compensation Discussion and Analysis” for a description of, and an explanation of the specific circumstances that would trigger payments under, each plan.

The following table sets forth the estimated payments that would be made to each of our named executive officers upon voluntary termination, involuntary termination—not for cause, —for cause, or —as a qualifying termination in connection with a change in control (as defined in each plan), and death or permanent disability. The payments would be made pursuant to the plans identified in the preceding paragraph. The information set forth in the table below assumes the termination event occurred on December 31, 2009.

The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company and may differ materially from the amounts set forth in the table below. The amounts set forth in the table below do not reflect the withholding of applicable state and federal taxes.

Name	Voluntary Termination	Involuntary Termination			Death or Permanent Disability
		Not For Cause	For Cause	Change in Control
Dennis C. Kakures
Non-Equity Incentive Plan (1)	$160,271	$160,271	$160,271	$160,271	$160,271
Unvested and Accelerated Awards Under Equity Incentive Plans (2)	915,248	915,248	915,248	2,108,370	915,248
Employee Stock Ownership Plan	2,241,190	2,241,190	2,241,190	2,241,190	2,241,190
Accumulated Vacation Pay (3)	54,558	54,558	54,558	54,558	54,558

Total	$3,371,266	$3,371,266	$3,371,266	$4,564,389	$3,371,266
Keith E. Pratt
Non-Equity Incentive Plan (1)	$103,063	$103,063	$103,063	$103,063	$103,063
Unvested and Accelerated Awards Under Equity Incentive Plans (2)	51,975	51,975	51,975	620,300	51,975
Employee Stock Ownership Plan	7,763	7,763	7,763	7,763	7,763
Accumulated Vacation Pay (3)	9,099	9,099	9,099	9,099	9,099

Total	$171,900	$171,900	$171,900	$740,225	$171,900
Joseph F. Hanna
Non-Equity Incentive Plan (1)	$101,046	$101,046	$101,046	$101,046	$101,046
Unvested and Accelerated Awards Under Equity Incentive Plans (2)	761,405	761,405	761,405	1,471,340	761,405
Employee Stock Ownership Plan	42,633	42,633	42,633	42,633	42,633
Accumulated Vacation Pay (3)	14,448	14,448	14,448	14,448	14,448

Total	$919,532	$919,532	$919,532	$1,629,467	$919,532
Randle F. Rose
Non-Equity Incentive Plan (1)	$71,924	$71,924	$71,924	$71,924	$71,924
Unvested and Accelerated Awards Under Equity Incentive Plans (2)	158,065	158,065	158,065	385,626	158,065
Employee Stock Ownership Plan	116,386	116,386	116,386	116,386	116,386
Accumulated Vacation Pay (3)	11,227	11,227	11,227	11,227	11,227

Total	$357,602	$357,602	$357,602	$585,164	$357,602
Richard G. Brown
Non-Equity Incentive Plan (1)	$87,057	$87,057	$87,057	$87,057	$87,057
Unvested and Accelerated Awards Under Equity Incentive Plans (2)	118,929	118,929	118,929	363,118	118,929
Employee Stock Ownership Plan	273,069	273,069	273,069	273,069	273,069
Accumulated Vacation Pay (3)	10,343	10,343	10,343	10,343	10,343

Total	$489,398	$489,398	$489,398	$733,657	$489,398

(1)	In the event of termination with the Company, voluntary or involuntary, with or without cause, that occurs prior to the end of the fiscal year, payments under the Bonus Plan are pro-rated accordingly.
(2)	Includes our 1998 Plan and 2007 Plan. Assumes termination event on December 31, 2009 with a closing NASDAQ Stock Market price of $22.36 per share.
(3)	Represents accrued standard paid vacation amounts as of December 31, 2009.

Treatment of Certain Compensation Elements Upon Termination

Executive Severance Policy. We do not have employment agreements or an executive severance policy.

Pension Benefits. All employees who participate in our ESOP are entitled to their vested amounts upon termination of their employment.

Health and Welfare Benefit and Executive Benefits and Perquisites Continuation. An executive officer is not entitled to any continuation of his or her health and welfare benefits, executive benefits or perquisites (other than pursuant to COBRA) following the termination of his or her employment, except that any executive officer employed with the Company for at least 20 years may remain on the Company’s health insurance policy after he or she retires from the Company, provided he or she pays 100% of the premiums.

Long-Term Incentives. Except in the circumstances discussed below, an executive officer forfeits his or her stock options to the extent they are unvested and is not entitled to any continuation of vesting or acceleration of vesting with respect to his or her options. Such executive is entitled to exercise any vested options for a period of 90 days after termination and is entitled to continue to hold his or her shares of unrestricted stock after termination in the same manner as any other employee of the Company. In the event of a qualifying termination following a change in control, an executive officer is entitled to the acceleration of vesting with respect to all of his or her stock options, in the same manner as any other employee of the Company.

Relationships Among Directors or Executive Officers

There are no family relationships among any of the directors or executive officers of the Company, except that David M. Whitney and Kristina VanTrease are husband and wife.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Company during 2009 consisted of Messrs. Dawson, Hood and Stradford. No member of the Compensation Committee is a present or former executive officer or employee of the Company or any of its subsidiaries. No executive officer of the Company has served on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee. See “Certain Relationships and Related Transactions” below for discussions about related transactions regarding the Compensation Committee members.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification Agreements

The Company has entered into Indemnification Agreements with each of our directors and executive officers. These agreements require the Company to indemnify our executive officers or directors against expenses and, in certain cases, judgments, settlements or other payments incurred by an executive officer or director in suits brought by the Company, derivative actions brought by our shareholders and suits brought by other third parties. Indemnification has been granted under these agreements to the fullest extent permitted under California law in situations where an executive officer or director is made, or threatened to be made, a party to the legal proceeding because of his or her service to the Company.

Adler Tank Rentals

In connection with the completion of the acquisition of substantially all of the assets of the liquid and solid tanks and boxes rental business of Adler Tank Rentals, LLC on December 11, 2008, we hired Steven Adler, who, prior to the closing, owned 75% of Adler Tank Rentals, LLC (“Former Adler Tanks”). Mr. Adler currently holds the position of President of our wholly-owned subsidiary, Adler Tank Rentals, LLC (“Adler Tanks”), which owns and operates the Adler Tanks business. Mr. Adler has a number of relationships with entities that conduct business with Adler Tanks which are described below.

•

Frost Realty Company, LLC—Mr. Adler is a 51% owner and the President of Frost Realty Company, LLC, a company that owns real property in Newark, New Jersey. In connection with the acquisition of the Adler Tanks business, Adler Tanks entered into a five-year lease agreement with Frost Realty Company, LLC pursuant to which it leased a portion of the Newark, New Jersey property at a base annual rent of $48,000 payable monthly in advance in equal installments of $4,000. Adler Tanks has the option to extend the term under this lease for an additional five years at a base annual rent of $55,200 payable monthly in equal installments of $4,600.

•

Jaws Realty, LLC—Mr. Adler is a 50% owner and the President of Jaws Realty, LLC, a company that owns real property in Deer Park, Texas. Mr. Adler’s wife owns the remaining 50% of Jaws Realty, LLC. In connection with the acquisition of the Adler Tanks business, Adler Tanks entered into a five-year lease agreement with Jaws Realty, LLC pursuant to which it leased a portion of the Deer Park, Texas property at a base annual rent of $144,000 payable monthly in advance in equal installments of $12,000 (subject to increase to $280,000 per year upon the completion by Jaws Realty, LLC of certain renovations to such property). Adler Tanks has the option to extend the term under this lease for an additional five years at a base annual rent of $322,000 payable monthly in equal installments of $26,833. Adler Tanks has a right of first refusal to acquire Jaws Realty, LLC’s interest in the premises during the term of the lease.

•

Sabre Manufacturing, LLC—Mr. Adler is the 100% owner and the President of Sabre Manufacturing, LLC, a company that manufactures, sells and services containment frac tanks and other equipment. Prior to the acquisition of Adler Tanks, Sabre Manufacturing, LLC sold tanks to Former Adler Tanks from time to time. Since the acquisition of Adler Tanks, Adler Tanks has purchased tanks from Sabre Manufacturing, LLC, but has no obligation to do so in the future. Sabre Manufacturing, LLC continues to sell tanks to end users of Adler Tanks, and also to gas and oilfield service companies.

•

Tire Solutions, LLC—Mr. Adler is a 50% owner of Tire Solutions, LLC, a company that supplies and services tires. Prior to the acquisition of Adler Tanks, Tire Solutions, LLC sold tires to Former Adler Tanks from time to time. Since the acquisition of Adler Tanks, Adler Tanks has purchased tires from Tire Solutions, LLC but has no obligation to do so in the future.

•

Adler Industrial Services, Inc.—Adler Industrial Services, Inc. supplies roof cleaning and vacuuming services. Adler Industrial Services, Inc. currently leases tanks from the Adler Tanks business but has no obligation to do so in the future.

Prior to the closing of the acquisition of substantially all of the assets of Former Adler Tanks, the Audit Committee and the Board of Directors reviewed and granted waivers under the Company’s code of business conduct and ethics with respect to the conflicts of interest and related party transactions and relationships described above under “Adler Tank Rentals”.

Policies and Procedures Regarding Related Party Transactions

Pursuant to the Audit Committee charter, the Audit Committee is responsible for reviewing and discussing with management and the Company’s independent auditors any transactions or courses of dealing with related parties. The Audit Committee considers the following factors in determining whether to approve or disapprove (with referral to the Board of Directors) any such related party transaction or course of action: (i) the financial accounting accorded the transaction or course of action; (ii) whether the terms or other aspects differ from those that would likely be negotiated with independent parties; and (iii) whether the proposed disclosure of the transaction or course of dealing, if any, is in accordance with generally accepted accounting principles and SEC regulations.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to beneficial ownership of our Common Stock as of April 9, 2010, by (i) each shareholder known to the Company to own beneficially more than 5% of our Common Stock; (ii) each of our directors; (iii) each executive officer named in the Summary Compensation Table above; and (iv) all directors and executive officers of the Company as a group:

Beneficial Owner(1)(2)	Shares Beneficially Owned(3)	Percentage of Class of Shares Beneficially Owned
Columbia Wanger Asset Management, L.P.(4) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	3,256,000	13.6%
T. Rowe Price Associates, Inc.(5) 100 E. Pratt Street Baltimore, MD 21202	3,085,700	12.9%
Kayne Anderson Rudnick Investment Management LLC (6) 1800 Avenue of the Stars, 2nd Floor Los Angeles, CA 90067	1,524,981	6.4%
Robert P. McGrath(7)(8)	1,345,983	5.6%
BlackRock, Inc. (9) 40 East 52nd Street New York, NY 10022	1,321,287	5.5%
Dennis C. Kakures(8)(10)	843,647	3.5%
Joseph Hanna(8)(10)	232,661	1.0%
Keith E. Pratt(8)(10)	145,012	*
Ronald H. Zech(8)	119,000	*
William J. Dawson(8)	98,000	*
Randle F. Rose(8)(10)	90.522	*
Richard G. Brown(8)(10)	86,127	*
Dennis P. Stradford(8)	86,000	*
Robert C. Hood(8)	75,000	*
All executive officers and directors as a group (15 persons)(11)	3,383,431	13.2%

*	The percentage of shares beneficially owned by this director or executive officer constitutes less than 1% of our Common Stock as of April 9, 2010.
(1)	Except as otherwise indicated, the address of each of the executive officers and directors is c/o McGrath RentCorp, 5700 Las Positas Road, Livermore, California 94551.
(2)	To the Company’s knowledge, except as set forth in the footnotes to this table, and subject to applicable community property laws, each shareholder named in this table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.
(3)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. Shares of the Company’s Common Stock, subject to options currently exercisable or that will become exercisable within 60 days of April 9, 2010 are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person. Percentages are based on 23,917,291 shares of the Company’s Common Stock outstanding as of April 9, 2010.
(4)	Columbia Wanger Asset Management, L.P. filed Amendment No. 4 to Schedule 13G with the SEC on February 10, 2010 and reported beneficial ownership of 3,256,000 shares, has sole voting power with respect to 3,081,000 shares and sole dispositive power with respect to 3,256,000 shares of Common Stock. The shares reported in the Schedule 13G include shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia Wanger Asset Management, L.P.
(5)

T. Rowe Price Associates, Inc. (Price Associates) filed Amendment No. 8 to Schedule 13G with the SEC on February 12, 2010 and reported beneficial ownership of 3,085,700 shares. These securities are owned by various individual and institutional investors, including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 1,700,000 shares, representing 7.1% of the outstanding Common Stock), for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)	Kayne Anderson Rudnick Investment Management LLC filed Amendment No. 1 to Schedule 13G with the SEC on February 9, 2010 and reported beneficial ownership of 1,524,981 shares, has sole voting power with respect to 1,524,981 shares of Common Stock and sole dispositive power with respect to 1,524,981 shares.
(7)	Robert P. McGrath and his spouse, Joan M. McGrath, jointly filed a Schedule 13D with the SEC on March 20, 2009 and reported beneficial ownership of 1,385,983 shares. Mr. McGrath shares voting and dispositive power with respect to 1,345,983 of these shares with his spouse. Mr. McGrath has neither voting nor dispositive power with respect to the remaining 40,000 of these shares.
(8)	Includes portions of outstanding stock options held by executive officers and directors that will be exercisable within 60 days of April 9, 2010 as follows: 74,050 shares for Mr. Brown, 90,000 shares for Mr. Dawson, 230,875 shares for Mr. Hanna, 66,000 shares for Mr. Hood, 468,350 shares for Mr. Kakures, 152,000 shares for Mr. McGrath, 144,500 shares for Mr. Pratt, 85,450 shares for Mr. Rose, 76,000 shares for Mr. Stradford, 90,000 shares for Mr. Zech and 1,675,625 shares for all executive officers and directors as a group.
(9)	BlackRock, Inc. filed Schedule 13G with the SEC on January 29, 2010 and reported beneficial ownership of 1,321,287 shares, has sole voting power with respect to 1,321,287 shares of Common Stock and sole dispositive power with respect to 1,321,287 shares.
(10)	Includes the shares held by the ESOP for the benefit of the named individual. The number of shares included is 12,077 shares for Mr. Brown, 1,786 shares for Mr. Hanna, 100,063 shares for Mr. Kakures, 512 shares for Mr. Pratt, 5,072 shares for Mr. Rose, and 135,251 shares for all executive officers and directors as a group. These shares are included because beneficiaries under the ESOP hold sole voting power over the shares (whether or not rights to the shares have vested).
(11)	See footnotes (8) and (10). Includes 1,675,625 shares of our Common Stock subject to options that are currently exercisable or will become exercisable within 60 days of April 9, 2010.

Communications with the Board of Directors

Our Board of Directors believes that full and open communication between shareholders and members of our Board of Directors is in the best interests of our shareholders. Shareholders may contact any director or committee of the Board of Directors by writing to the Compliance Officer, c/o McGrath RentCorp, 5700 Las Positas Road, Livermore, California 94551. The compliance officer will review all such communications for relevance to activities of the Board of Directors and will promptly forward all relevant written communications to the Board of Directors. Comments or complaints relating to our accounting, internal accounting controls, auditing matters, corporate fraud or violations of federal or state laws may be referred directly to our Audit Committee by writing to the Chairman of the Audit Committee, c/o Compliance Officer, McGrath RentCorp, 5700 Las Positas Road, Livermore, California 94551. Further details can be found in our “Reporting Questionable Account and Auditing Practices and Policy Prohibiting Retaliation Against Reporting Employees” and “Corporate Governance Guidelines” found on our website at www.mgrc.com under the Investor Relations section.

Shareholder Recommendations for Membership on our Board of Directors

The Corporate Governance and Nominating Committee will consider shareholder recommendations of director nominees. To recommend director nominee(s), a shareholder must submit the following relevant information in writing to the attention of the compliance officer at our principal executive offices: (1) the name, age, business and residence address of the prospective candidate; (2) a brief biographical description of the prospective candidate, including employment history for the past five years, and a statement of the qualifications of the prospective candidate; (3) the class and number of shares of our Common Stock, if any, which are beneficially owned by the prospective candidate; (4) a description of all arrangements or understandings between the shareholder and the prospective candidate pursuant to which the nomination is to be made by the shareholder if the shareholder and the prospective candidate are different individuals; (5) the candidate’s signed consent to serve as a director if elected and to be named in the proxy statement; (6) a signed certificate providing the class and number of shares of our Common Stock which are beneficially owned by the shareholder; and (7) any other information that is required to be provided by the shareholder pursuant to Regulation 14A under the Exchange Act. Once the Corporate Governance and Nominating Committee receives the shareholder recommendation, it may deliver to the prospective candidate a questionnaire that requests additional information about the candidate’s independence, qualifications and other matters, including a possible interview, that would assist the Corporate Governance and Nominating Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement or other regulatory filings, if nominated.

The Corporate Governance and Nominating Committee will not evaluate candidates differently based on who has made the recommendation. The Corporate Governance and Nominating Committee will consider candidates from any reasonable source, in addition to shareholder recommendations. The Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms were used for the slate of director nominees at the Annual Meeting since all directors nominated are for re-election, and, accordingly, no fees have been paid to consultants or search firms in the past fiscal year.

We have not received a director nominee recommendation from any shareholder (or group of shareholders) that beneficially owns more than five percent of our Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our Common Stock (collectively, “Reporting Persons”) to file initial reports of ownership and changes in ownership of our Common Stock with the SEC and the NASDAQ Stock Market. Copies of these reports are also required to be delivered to us. See “Security Ownership of Certain Beneficial Owners and Management” above for identification of those persons who qualify as “Reporting Persons.”

We believe, based solely on our review of the copies of such reports received or written representations from certain Reporting Persons, that during the fiscal year ended December 31, 2009, all Reporting Persons complied with all applicable filing requirements.

Code of Business Conduct and Ethics

Our Board of Directors adopted a code of business conduct and ethics, which was most recently amended and restated on February 2, 2007. This code applies to all of our employees and our non-employee directors and is posted on our website at www.mgrc.com under the Investor Relations section. The code satisfies the “Code of Ethics” requirements under the Sarbanes-Oxley Act of 2002 as well as the “Code of Conduct” requirements under the Market Place Rules of the NASDAQ Stock Market. The code, among other things, addresses issues relating to conflicts of interests, including internal reporting violations and disclosures, and compliance with applicable laws, rules and regulations. The purpose of the code is to promote, among other things, honest and ethical conduct, full, fair, accurate, timely and understandable public disclosures, compliance with applicable laws or regulations and to ensure to the greatest possible extent that our business is conducted in a legal and ethical manner. Any waivers or approvals granted under this code with respect to our executive officers and directors may be granted only by the Board of Directors. In addition, any waivers or approvals relating to the principal executive officer, the principal financial officer, the principal accounting officer or controller, or any person performing similar functions, must also be obtained from the Audit Committee. Any waivers or approvals to the code with respect to the remainder of the employees may be granted by our compliance officer, who is currently Randle F. Rose. Any amendments to the code will be promptly disclosed to our shareholders. Our Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Grant Thornton LLP has been selected by the Audit Committee to be the Company’s independent auditors for the Company’s fiscal year ending December 31, 2010. Under the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder, the Audit Committee is solely responsible for the appointment, compensation and oversight of the work of our independent auditors and shareholders are not required to ratify the selection of Grant Thornton LLP. However, we are submitting the selection of Grant Thornton LLP as our independent auditors to our shareholders for ratification as a matter of good corporate practice. In the event that ratification of this selection of independent auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Audit Committee will review our future selection of independent auditors. Even if the appointment of Grant Thornton LLP is ratified by our shareholders, the Audit Committee, in its discretion, may direct the appointment of a different independent auditor at any time during the year if the Audit Committee determines that such a change is in the best interests of the Company and our shareholders.

A representative of Grant Thornton LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

Grant Thornton LLP performed services for the Company in fiscal years 2008 and 2009 related to financial statement audit work, quarterly reviews, quarterly earnings release reviews and tax services. Fees related to services rendered by Grant Thornton LLP for fiscal years 2008 and 2009 were as follows:

	2008	2009
Audit Fees(1)	$1,134,395	$1,183,837
Audit-Related Fees	$0	$0
Tax Fees	$0	$0
All Other Fees	$0	$0

Total	$1,134,395	$1,183,837

(1)	Audit fees represent fees for the audit of the Company’s consolidated financial statements and internal controls over financial reporting included in our annual report on Form 10-K and the review of the Company’s consolidated financial statements included in our quarterly reports on Form 10-Q. Audit fees also include fees associated with obtaining consents in connection with regulatory filings.

Audit and Non-Audit Services Pre-Approval Policy

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by Grant Thornton LLP, the Company’s independent registered public accounting firm, must be approved in advance by the Audit Committee to assure that such services do not impair the auditors’ independence from the Company. In April 2004, the Audit Committee adopted an Audit and Non-Audit Services Pre-Approval Policy which sets forth the procedures and conditions pursuant to which audit and non-audit services to be performed by the independent auditors are to be pre-approved. Pursuant to the policy, certain services or categories of services described in detail in the policy may be pre-approved generally on an annual basis together with pre-approved maximum fee levels for such services. The services eligible for annual pre-approval consist of audit services, audit-related services, tax services and other services. If not pre-approved on an annual basis, proposed services must otherwise be separately approved prior to being performed by the independent auditors. The Audit Committee may also pre-approve particular services on a case-by-case basis. In addition, any services that receive annual pre-approval but exceed the pre-approved maximum fee level also will require separate approval by the Audit Committee. The Audit Committee may delegate authority to pre-approve audit and non-audit services to any member of the Audit Committee, but may not delegate such authority to management. The Company’s independent auditors and Chief Financial Officer are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with the pre-approval policy and the fees for the services performed to date. The Audit Committee pre-approved all of the audit, audit-related, tax and all other services described above.

Report of the Audit Committee of the Board of Directors

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, that might incorporate future filings, including this Proxy Statement, with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings, nor shall the following report be deemed to be incorporated by reference into any future filings under the Securities Act or the Exchange Act.

The Audit Committee currently has four members, consisting of four independent directors, William J. Dawson, Robert C. Hood, Robert P. McGrath and Ronald H. Zech. The Company’s management is responsible for the Company’s internal controls, financial reporting, compliance with laws and regulations and ethical business standards. The Company’s independent registered public accounting firm, Grant Thornton LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board of Directors’ (United States) generally accepted auditing standards and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes as well as the independence and performance of the Company’s independent registered public accounting firm. However, the members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing. They rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditor.

The Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2009 and audit of internal control over financial reporting as of December 31, 2009 with management.

2.	The Audit Committee has discussed with Grant Thornton LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the standards of the Public Company Accounting Oversight Board (the “PCAOB”).

3.	The Audit Committee has received an Independence Letter from Grant Thornton LLP as required by the standards of the PCAOB, and has discussed with Grant Thornton LLP its independence.

4.	Based on the reviews and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited consolidated financial statements be included in the 2009 Annual Report that was filed with the SEC on February 26, 2010.

Submitted by the Audit Committee:

William J. Dawson

Robert C. Hood

Robert P. McGrath

Ronald H. Zech

Required Vote

The affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present or represented at the Annual Meeting is required to approve the ratification of the selection of Grant Thornton LLP as our independent auditors for the year 2010. Abstentions will have the same effect as a vote against this proposal and broker “non-votes” will have no effect on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

By Order of the Board of Directors,

Randle F. Rose

Senior Vice President,

Chief Administrative Officer and Secretary

April 20, 2010

Livermore, California

McGrath RentCorp

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal No. 2.

1. Election of Directors*: For Withhold

01 - William J. Dawson

04 - Robert P. McGrath

For Withhold

02 - Robert C. Hood

05 - Dennis P. Stradford

For Withhold

03 - Dennis C. Kakures

06 - Ronald H. Zech

* Each to be elected and to serve until the 2011 annual meeting of shareholders or until their successors are elected and qualified.

For Against Abstain

2. To ratify the appointment of Grant Thornton LLP as the independent auditors for the Company for the year ending December 31, 2010.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

6 1AV

016S7A

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — McGrath RentCorp

The Board of Directors solicits this Proxy for the Annual Meeting of Shareholders to be held on Tuesday, June 8, 2010, at 2:00 p.m., (PDT) at McGrath RentCorp’s corporate offices and Northern California sales & inventory center at 5700 Las Positas Road, Livermore, CA 94551.

The undersigned hereby constitutes and appoints Randle F. Rose and Keith E. Pratt, or each of them, with full power of substitution and revocation, attorneys and proxies of the undersigned at the Annual Meeting of Shareholders of McGrath RentCorp or any adjournments thereof, and to vote, including the right to cumulate votes (if cumulative voting is required), the shares of Common Stock of McGrath RentCorp registered in the name of the undersigned on the Record Date for the Annual Meeting.

The Board of Directors recommends a vote FOR the nominees named on the reverse side and FOR Proposal No. 2. The shares represented by this Proxy will be voted as directed on the reverse side; if no specification is made, the shares will be voted FOR said nominees and proposals. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement and the 2009 Annual Report to Shareholders furnished with this Proxy.

PLEASE RETURN THIS SIGNED AND DATED PROXY IN THE ACCOMPANYING ADDRESSED ENVELOPE